Exhibit 10.15

[***] = Certain marked information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

Execution Version

LICENSE AGREEMENT

dated October 29, 2020

by and between

Vera Therapeutics, Inc.

and

Ares Trading S.A.

[***] = Certain marked information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

Execution Version

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of October 29, 2020 (the “Effective Date”) by and between:

(1)	Vera Therapeutics, Inc., a corporation organized under the laws of Delaware, located at 170 Harbor Way, 3rd Floor, South San Francisco, CA 94080, USA (“Company”); and

(2)	Ares Trading S.A., a corporation organized under the laws of Switzerland, located at Zone Industrielle de l’Ouriettaz, CH-1170 Aubonne, Switzerland (“ATSA”).

Company and ATSA each may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, ATSA is engaged, among other activities, in the development of pharmaceutical products and Controls (as defined below) several rights in the Compound (as defined below);

WHEREAS, ATSA wishes to license and/or sublicense to Company on an exclusive basis, the right to develop, manufacture and commercialize products comprising the Compound (as defined below) in the Field (as defined below).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties agree as follows.

ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

1.1. “Accounting Standards” means GAAP or IFRS, as generally and consistently applied by the relevant Person.

1.2. “Acquired Competing Product” has the meaning set forth in Section 10.7(b).

1.3. “Acquiring Party” has the meaning set forth in Section 10.7(b).

1.4. “Action” has the meaning set forth in Section 6.5(b).

1.5. “Additional Third Party License” has the meaning set forth in Section 6.1(b).

1.6. “Affiliate” means a Person that controls, is controlled by or is under common control with another Person, but only for so long as such control exists. For the purposes of this Section, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.7. “Agreement” has the meaning set forth in the preamble.

1.8. “Alliance Manager” has the meaning set forth in Section 4.2.

1.9. “Applicable Laws” means any applicable supranational, federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard (e.g. cGMP), judgment, order, writ, injunction, decree, arbitration award, agency guidelines or other requirement, license or permit of any Governmental Body, which may be in effect from time to time.

Execution Version

1.10. “Approval Application” means an NDA or similar application or submission for a Product filed with a Regulatory Authority in a country or group of countries to obtain marketing approval for a biological or pharmaceutical product in that country or group of countries.

1.11. “APRIL” means A Proliferation Inducing Ligand.

1.12. “Atacicept” has the meaning set forth in Section 1.34.

1.13. “ATSA” has the meaning set forth in the preamble.

1.14. “ATSA Equity Consideration” has the meaning set forth in Section 5.9.

1.15. “ATSA Indemnitees” has the meaning set forth in Section 9.2.

1.16. “ATSA Know-How” means all Compound related or Existing Product related Know-How that is owned or Controlled by ATSA or any of its Affiliates (a) as of the Effective Date, including that received from Third Parties to the extent sublicensable or otherwise permissible to provide it, but solely to the extent ATSA has an obligation to provide such Know-How by way of technology transfer or Know-How transfer pursuant to this Agreement; or (b) during the Term, solely in connection with ATSA’s manufacturing activities with respect to Product, in each case, that is necessary or reasonably useful in the Research, Development, manufacture, use, or Commercialization of the Compound or the Product in the Territory in the Field.

1.17. “ATSA Patents” means (a) the Patent Rights listed in Schedule 1.17, as well as those Compound related or Existing Product related Patent Rights according to Section 6.2(c)(i) and Section 6.2(c)(iii) that are filed by ATSA, in each case, that are necessary or reasonably useful for the Research, Development, manufacture, use, or Commercialization of the Compound or the Product in the Territory in the Field and (b) any other Patent Rights that are owned or Controlled by ATSA or any of its Affiliates as of the Effective Date or during the Term, that claim or cover (i) the composition of a Compound, (ii) the method of using a Compound or Existing Product in the prevention, treatment, diagnosis, detection or monitoring of any Indication or (iii) a method of manufacturing a Compound or Existing Product solely as used by or on behalf of ATSA or its Affiliates as of the Effective Date or during the Term in connection with ATSA’s manufacturing activities with respect to the Product; provided, that, ATSA Patents shall exclude Patent Rights that specifically cover or claim Other Components.

1.18. “ATSA Technology” means the ATSA Know-How and the ATSA Patents, collectively.

1.19. “BlyS” means B Lymphocyte Stimulator.

1.20. “Business Day” means a day other than Saturday or Sunday on which banking institutions in San Francisco, California, New York, New York, Vaud, Switzerland, Rome, Italy and Darmstadt, Germany are open for business.

1.21. “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1, provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end on the date of termination or expiration of this Agreement.

Execution Version

1.22. “Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year, provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.23. “Change of Control” means, with respect to a Person: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such Person’s assets; or (b) a merger or consolidation in which such Person is not the surviving corporation or in which, if such Person is the surviving corporation, the shareholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for such Person’s stock or the issuance, sale or exchange of stock of such Person) if the shareholders of such Person immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through one or more intermediaries, stock or other securities of the entity that possess a majority of the voting power of all of such Person’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors.

1.24. “Clinical Study Report” means the study report to be prepared with respect to the Existing Clinical Study.

1.25. “Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and Institutional Review Board or Ethics Committee and is designed to measure the safety or efficacy of a pharmaceutical product. Clinical Trials shall include Phase I Trials, Phase II Trials and Phase III Trials.

1.26. “Combination Product” means any pharmaceutical product that comprises (a) a Product and (b) Other Components.

1.27. “Commercialization” or “Commercialize” means any and all activities undertaken before or after Marketing Approval for a particular Product and directed to the commercial exploitation of the Product, including the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.28. “Commercialization Plan” has the meaning set forth in Section 3.2(b).

1.29. “Commercially Reasonable Efforts” means the exertion on a substantially continuous basis of efforts as would normally be devoted to the applicable task by commercial parties with similar resources to those of the applicable party, where such parties are highly motivated to accomplish such task to the maximum extent practicable, taking into account, without limitation, consideration of the anticipated safety and efficacy of a subject product, its likely competition, the strength of its proprietary position, regulatory factors, profit potential, and other scientific, medical, legal and commercial factors. Commercially Reasonable Efforts will not mean that a party commits that it will actually accomplish the applicable task, or that it will devote thereto efforts or resources beyond those that a prudent commercial enterprise would devote, even though remaining motivated to do so as described above.

1.30. “Company” shall have the meaning set forth in the preamble.

Execution Version

1.31. “Company Indemnitees” has the meaning set forth in Section 9.1.

1.32. “Company Terminated Product Technology” means, with respect to a Terminated Product in the form and formulation such Terminated Product exists as of the applicable effective date of termination, all Patent Rights and Know-How Controlled by Company as of the effective date of termination of this Agreement that (a) was developed or invented during the Term by or on behalf of Company, its Affiliates or Sublicensees in the Development, manufacture or Commercialization of Compounds or Products and (b) is necessary for, or was otherwise used by Company, its Affiliates or Sublicensees in, the Development, manufacture or Commercialization of such Terminated Product.

1.33. “Competing Product” means any dual inhibitor that inhibits both of the following two biological targets: (a) BlyS and (b) APRIL in any dosage form, formulation, presentation or package configuration which is developed or commercialized in the Field.

1.34. “Compound” means (a) the investigational recombinant fusion protein known as “atacicept”, as set forth in Schedule 1.34 (“Atacicept”), (b) any TACI-Ig Fusion Molecule the composition of matter of which is covered by a claim of any of the ATSA Patents set forth in Schedule 1.17, and (c) any prodrug, derivative, conjugate or fusion of a compound in the preceding (a) or (b), and including any Further Linked TACI-Ig Fusion Molecule.

1.35. “Confidential Information” of a Party means information relating to the business, operations or products of such Party or any of its Affiliates, including this Agreement, and including any Know-How that such Party or any of its Affiliates discloses to the other Party or its respective Affiliate under this Agreement, or otherwise becomes known to the other Party or its Affiliate by virtue of this Agreement.

1.36. “Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that the Party or one of its Affiliates owns or has a license or sublicense to such right, item, or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such right, item or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party, in particular such Third Party that has assigned or licensed such Patent Rights, Know-How or material to such Party (or any Affiliate of such Party), provided, that, other than with respect to Existing Third Party Licenses, neither Party shall be deemed to Control any Patent Rights, Know-How, or biological material, or other property right of a Third Party if access under this Agreement requires or triggers a payment obligation to such Third Party, unless the other Party agrees to reimburse the first Party for or otherwise bear the fee or charge associated therewith.

1.37. “Controlling Party” has the meaning set forth in Section 6.6(c).

1.38. “Data Protection Law” means, to the extent governing the relevant Personal Data, any data protection laws, statutes, or regulations that relate to the protection of a natural person with regard to the Processing of Personal Data in connection with this Agreement such as, to the extent applicable, the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (“General Data Protection Regulation” or “GDPR”).

1.39. “Development” means, with respect to a Compound or Product, all non-clinical research and clinical development activities conducted after filing of an IND for such Compound or Product, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Trials (other than post-Marketing Approval Clinical Trials), regulatory affairs, pharmacovigilance, Clinical Trial regulatory activities and obtaining and maintaining Marketing Approval. When used as a verb, “Develop” or “Developing” means to engage in Development.

Execution Version

1.40. “Development Plan” shall have the meaning set forth in Section 3.1(b).

1.41. “Drug Product” means the final formulation containing Drug Substance in a formulation for use in clinical trials. For the avoidance of doubts this does not mean the finished product (i.e. formulated product filled in an auto injector).

1.42. “Drug Substance” means the drug substance required for the manufacturing of the drug product form of the Product, which is on stock at ATSA on the Effective Date.

1.43. “Effective Date” has the meaning set forth in the preamble.

1.44. “EMA” means the European Medicines Agency, or any successor agency thereto.

1.45. “Equity Documentation” means collectively Company’s Series C Preferred Stock Purchase Agreement, Voting Agreement, Investor Rights Agreement, Right of Refusal and Co-Sale Agreement, and Certificate of Incorporation (the last four of which being amended and restated from those used in the Company’s Series B financing), together with all other appropriate or advisable investment documentation between, among, or relating to, inter alia, the Company, ATSA and all other investors and/or stockholders, dated as of the Effective Date, constituting their respective contractual commitments for the Initial Financing. For clarity, this includes without limitation the Company’s issue to ATSA of agreed shares of Series C Preferred Stock to ATSA as contemplated by Section 5.9, of Series C shares to cash investors of at least $65,000,000 of cash, and of Series C to all holders of convertible debt, as referenced in the definition of Initial Financing.

1.46. “European Commission” means the authority within the European Union that has the legal authority to grant Marketing Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.47. “European Union” or “EU” means the European Union, as may be redefined from time to time.

1.48. “Existing Clinical Study” means the Clinical Trial listed in Schedule 1.48.

1.49. “Existing Product” means the Product as it exists as of the Effective Date.

1.50. “Existing Third Party Licenses” has the meaning set forth in Section 6.1(a).

1.51. “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.52. “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.53. “Field” means any and all uses, including the prevention, treatment, diagnosis, detection, and monitoring of any disease, disorder or condition in humans and animals.

1.54. “First Commercial Sale” means, with respect to a country in the Territory, the first sale or commercial transfer or disposition for value of the Product to a Third Party by Company, its Affiliates or Sublicensees in such country after receipt of Marketing Approval in such country for such Product. Only sales under the definition of “Net Sales” are considered to determine First Commercial Sales.

Execution Version

1.55. “Further Linked TACI-Ig Fusion Molecule” means any TACI-Ig Fusion Molecule in which TACI-Ig is further linked to another protein or protein domain with immune-modulating activity.

1.56. “Generic Competition” has the meaning set forth in Section 5.2(c)(iii).

1.57. “Good Manufacturing Practices” or “cGMP” shall mean the then current Good Manufacturing Practices as such term is defined from time to time by the FDA or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, manufacture or sale of Product in a particular jurisdiction of the Territory, if and to the extent the Development, manufacture or sale of Product takes place in such jurisdiction.

1.58. “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.59. “IFRS” or “International Financial Reporting Standards” means the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board (“IASB”) and the International Financial Reporting Interpretations Committee (“IFRIC”), as such accounting standards may be amended from time to time.

1.60. “Improper Conduct” has the meaning set forth in Section 12.1.

1.61. “IND” means an investigational new drug application filed with the FDA or the equivalent application or filing filed with any equivalent agency or Governmental Body outside the United States (including any supra-national entity such as in the European Union) for approval to commence Clinical Trials in such jurisdiction, and including all regulations at 21 U.S. CFR § 312 et seq. and equivalent foreign regulations.

1.62. “Indemnified Party” has the meaning set forth in Section 9.3.

1.63. “Indemnifying Party” has the meaning set forth in Section 9.3.

1.64. “Indication” means any generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition, or a risk for a disease or condition for which an NDA may be obtained. For clarity, (a) moving from one line of therapy to another within an Indication will not be considered to be a new Indication, a non-limiting example of which is moving from second line therapy to first line therapy, (b) a single Indication would include the primary disease and all variants or sub-divisions or sub-classifications within such primary disease (a non-limiting example of which is that breast cancer would be a single Indication, regardless of type of breast cancer), and regardless of prophylactic or therapeutic use, pediatric or adult use and irrespective of different formulation(s), dosage forms, dosage strengths, or delivery system(s) used, and (c) obtaining a label expansion for use of the Product in combination with another pharmaceutical product will not be considered to be a new Indication.

Execution Version

1.65. “Initial Financing” means the execution of the Equity Documentation by all applicable parties thereto on the Effective Date of this Agreement, and the issue and sale at the “Initial Closing” portion and at any “Additional Closing” portion of such Initial Financing of the Company’s Series C Preferred Stock as referenced in the Equity Documentation’s Stock Purchase Agreement, where the Initial Financing’s Initial Closing involves (a) the Company’s receipt of gross cash proceeds of at least USD $65,000,000 (not counting any shares paid for with convertible debt) in exchange for Series C Shares, and with a commitment by the Company to use the funds primarily to finance the Research, Development and Commercialization of the Compound or Product under the Agreement, (b) the issue to ATSA of the ATSA Equity Consideration with respect to this Agreement, and (c) the conversion of all convertible debt in exchange for Series C Shares.

1.66. “Initial Indication” means any of the following Indications: systemic lupus erythematosus, lupus nephritis, and cutaneous lupus.

1.67. “Initiation” means the notification from ATSA to Company after the effective date of the Manufacturing Quality Agreement that the first tranche of the Inventory is ready for delivery.

1.68. “Inventory” means the inventory of Compound and placebo listed in Schedule 1.68 as at the Effective Date to be delivered to Company which is not required by ATSA to meet its obligation regarding the Existing Clinical Study.

1.69. “Know-How” means any: (a) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.70. “Knowledge” means the knowledge of the following ATSA executives, after diligent inquiry of [***] immediately prior to the Effective Date: [***].

1.71. “Licensee Patents” has the meaning set forth in Section 6.3(a).

1.72. “Losses” has the meaning set forth in Section 9.1.

1.73. “Major European Countries” means any of [***].

1.74. “Major Market” means any of the [***].

1.75. “Manufacturing Quality Agreement” means the quality assurance agreement, which shall outline Parties’ respective responsibilities on quality matters, being entered into by the Parties in conjunction herewith prior to the delivery of the Inventory, covering all quality assurance agreements being entered into by the Parties in conjunction with manufacturing needs of the -Drug Product.

Execution Version

1.76. “Marketing Approval” or “MA” means, with respect to a Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations by Regulatory Authorities necessary for the Commercialization of such Product in such jurisdiction, including, with respect to the United States, approval of an Approval Application for such Product by the FDA, with respect to the European Union, approval of an Approval Application for such Product by the European Commission, and with respect to Japan, approval of an Approval Application for such Product by the Pharmaceuticals and Medical Devices Agency, or the applicable Regulatory Authority in any particular country in the EU. For clarity, Marketing Approval does not include Price Approval.

1.77. “Milestone Event” means each of the milestone events listed in Schedule 1.77.

1.78. “Milestone Payment” means the milestone payment regarding a respective Milestone Event listed in Schedule 1.77.

1.79. “NDA” means a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 314.3 et seq., a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601, and any equivalent application submitted in any country in the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.80. “Net Sales” means the gross invoiced price for Products sold by Company, its Affiliates or Sublicensees (the “Selling Party”) to independent or unaffiliated Third Party purchasers (excluding sales deferred for IFRS accounting purposes until such sales are recognized), less the following deductions with respect to such sales that are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented as a deduction in accordance with applicable Accounting Standards to be specifically attributable to actual sales of such Products:

(a) credits or allowances on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Product returned in connection with recalls or withdrawals);

(b) insurance, customs charges, freight, shipping and other transportation costs incurred in shipping Products to such non-related parties, to the extent [***];

(c) sales, excise and use taxes and any other governmental charges (including value added tax) actually paid in connection with the distribution, use or sale of such Product;

(d) discounts (including trade, quantity, and cash discounts), cash and non-cash coupons, retroactive price reductions, and charge back payments and rebates granted to any non-related party (including to governmental entities or agencies, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing organizations and managed care organizations (and other similar entities and institutions)); and

(e) rebates (or their equivalent), chargebacks and retroactive price adjustments and any other similar allowances granted to non-related parties (including to governmental entities or agencies, purchasers, reimbursers, customers, Distributors, wholesalers, and managed care organizations (and other similar entities and institutions)) that [***].

Only items that are deducted from the Selling Party’s gross sales of Product(s), as included in the Selling Party’s published financial statements or other audited financial statements and that are in accordance with applicable Accounting Standards will be deducted from such gross sales for purposes of the calculation of Net Sales.

Execution Version

A qualifying amount may be deducted only once regardless of the number of the preceding categories that describe such amount. If a Selling Party makes any adjustment to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments and payment of any royalties due will be reported with the next quarterly report. Sales between or among Company, its Affiliates and Sublicensees will be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales will include the subsequent final sales to Third Parties by Company or any such Affiliates or Sublicensees.

Notwithstanding the foregoing, Net Sales will not include transfers of Product for the performance of Clinical Trials or sales such as so-called “treatment IND sales,” “name patient sales,” “compassionate use sales” and sales in early access programs, including French ATU.

Net Sales for a Combination Product in a country shall be calculated as follows:

(i) Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/C, where A is the average sale price of an equivalent quantity of the Product incorporated into such Combination Product when sold separately in finished form in the same geographical market, and C is the average sales price of the Combination Product.

(ii) If the Product incorporated into such Combination Product is not sold separately in finished form in the same geographical market, the Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction (C - B)/C, where B is the average sale price of an equivalent quantity of the Other Component(s) when sold separately in finished form in the same geographical market and C is the average sale price of the Combination Product.

(iii) If neither the Product nor the other component(s) is sold independently in such country a market price for the Product and the other component(s) shall be negotiated by the Parties in good faith based upon [***]. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, designated by the International Chamber of Commerce, shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

The average sale price of a Product, Other Component(s) or Combination Product shall be calculated using data from sales made during the entire immediately preceding calendar year.

1.81. “Other Component” means any other pharmacologically active compound or value-added delivery system that is: (a) included in any Combination Product; and (b) not a Compound or a Product.

1.82. “Partnering Notice” shall have the meaning set forth in Section 3.2(b).

1.83. “Party” or “Parties” shall have the meaning set forth in preamble.

1.84. “Patent Right(s)” means (a) all national, regional and international patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, renewals, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)).

Execution Version

1.85. “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.86. “Personal Data” as used in this Agreement shall mean any information or data that constitutes “personal information”, “personal data” or similar term governed by applicable Data Protection Laws and does not include information pertaining to a Party’s business contacts such as its employees, agents or representatives or those of their respective Affiliates.

1.87. “Phase I Trial” means a Clinical Trial in which the Product is administered to human subjects at multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of the Product, and consistent with 21 U.S. CFR § 312.21(a).

1.88. “Phase II Trial” means a Clinical Trial of the Product in human patients, the principal purposes of which are to make a preliminary determination that the Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about the Product’s efficacy to permit the design of Phase III Trials, and consistent with 21 U.S. CFR 312.21(b).

1.89. “Phase III Trial” means a human Clinical Trial of the Product, which trial is designed (a) to establish that the Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (c) consistent with 21 U.S. CFR § 312.21(c).

1.90. “Phase IIIb Trial” means a pivotal Clinical Trial of the Product that is initiated following submission of a marketing application but prior to receipt of Marketing Approval for the Indication(s) being studied.

1.91. “Pivotal Clinical Trial” means any Clinical Trial of the Product designed to fulfill the requirements for Marketing Approval, including Phase III Trials and Phase IIIb Trials.

1.92. “Price Approval” means, in any country where a Governmental Body authorizes reimbursements for, or approves or determines pricing for, pharmaceutical products, receipt or publication (if required to make such authorization, approval or determination effective) of such reimbursement authorization or pricing approval or determination.

1.93. “Processing” has the meaning given to such term or similar term in applicable Data Protection Law and shall include any operation or set of operations that is performed on Personal Data or sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction. “Process” and “Processed” shall be construed accordingly.

1.94. “Product” means, with respect to the Field, any pharmaceutical product, including any dosage form or formulation thereof, that contains or comprises, in whole or in part, the Compound.

Execution Version

1.95. “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority necessary for the Development, manufacture or Commercialization of a Product in a particular country or jurisdiction.

1.96. “Regulatory Authority” means (a) in the US, the FDA, (b) in the EU, the EMA or the European Commission, or (c) any Governmental Body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

1.97. “Regulatory Milestone Event” means any of the Milestone Events listed as numbers 3. through 14. in Schedule 1.77.

1.98. “Research” means conducting research activities to discover, design, optimize, deliver and advance Compound and Products, including pre-clinical studies and optimization, but specifically excluding Development, manufacture and Commercialization.

1.99. “ROFN Period” shall have the meaning set forth in Section 3.2(b).

1.100. “Royalty Term” has the meaning set forth in Section 5.2(d).

1.101. “Sales-Based Milestone Event” means any of the Milestone Events listed as numbers 15. through 19. in Schedule 1.77.

1.102. “Selling Party” has the meaning set forth in Section 1.80.

1.103. “Senior Officer” means a member of senior management of a Party who is designated by such Party to resolve disputes under this Agreement.

1.104. “Sublicense Income” means any consideration received by Company from a Third Party Sublicensee that is not a royalty based on Net Sales of a Product, in each case, to the extent attributable to a sublicense by Company to a Third Party of the rights granted by ATSA to Company under this Agreement. Notwithstanding the foregoing, Sublicense Income shall exclude payments received by Company from Sublicensee that are (i) made in advance of or to reimburse bona fide costs and expenses incurred by Company, including research, pre-clinical and clinical costs and expenses, manufacturing costs and expenses included as part of a research program budget, and patent expense reimbursements, on or after the effective date of such sublicense, (ii) payments for the cost of supply of Products or Compound provided by Company to Sublicensee, (iii) the attributed (non-monetary) value of any sublicense granted by Company to a Third Party as part of a cross-license arrangement in connection with the settlement of any claims of infringement relating to the Compound, (iv) as loans to Company or its Affiliate, in an arms’ length, full recourse debt financing of Company or its Affiliate; and (v) amounts received by Company as the purchase price, at fair market value, for equity securities.

1.105. “Sublicensee” means a Person, including an Affiliate of Company to which Company or another Sublicensee has, pursuant to Section 2.2, granted sublicense rights under any of the license rights granted under Section 2.1.

1.106. “TACI-Ig Fusion Molecule” means a molecule comprising: (a) the TACI (transmembrane activator and calcium modulator and cyclophilin ligand-interactor) extracellular domain or a fragment or a variant thereof which binds to either BlyS or APRIL (or both BlyS and APRIL); and (b) an immunoglobulin-constant domain.

1.107. “TC” shall have the meaning set forth in Section 4.1(a).

1.108. “Technology Transfer Plan” has the meaning set forth in Section 2.4.

1.109. “Term” shall have the meaning set forth in Section 10.1.

Execution Version

1.110. “Terminated Product” means any Product with respect to which this Agreement is terminated.

1.111. “Territory” means all the countries in the world.

1.112. “Third Party” means any Person other than Company, ATSA or their respective Affiliates.

1.113. “Third Party Action” has the meaning set forth in Section 6.6(a).

1.114. “United States” or “US” means the United States of America.

1.115. “USD” or “$” means the lawful currency of the United States.

1.116. “Valid Claim” means a claim of an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or Governmental Body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

1.117. “VAT” means value added tax.

1.118. “Zymo License” means that certain First Amended and Restated Development and Marketing Agreement between ATSA and ZymoGenetics, Inc., dated August 28, 2008, pursuant to which ATSA has licensed from ZymoGenetics, Inc. certain of the intellectual property relating to the Compound, together with any and all amendments thereto, but with the exception of the Zymo Side Letter and any amendments directly related to the Zymo Side Letter.

1.119. “Zymo Side Letter” has the meaning set forth in Section 8.3(a)(xiv).

ARTICLE 2 - GRANT OF LICENSE

2.1. Grant of License. Subject to the terms and conditions of this Agreement, ATSA hereby grants to Company an exclusive, milestone- and royalty-bearing right and license, or, to the extent intellectual property is concerned which has been licensed to ATSA, sublicense, (in each case, with the right to sublicense in accordance with the provisions of Section 2.2) under the ATSA Technology to Research, Develop, have Developed, manufacture, make, have made, use, sell, offer for sale, have sold, export, import and Commercialize Compounds and Products in the Field in the Territory.

2.2. Grant of Sublicense by Company. Company shall have the right to grant sublicenses, in whole or in part, through multiple tiers under the licenses granted in Section 2.1. Each such sublicense will be consistent with the terms of this Agreement and will require such Sublicensee to comply with all applicable terms of this Agreement. Company will remain responsible for each Sublicensee’s compliance with the applicable terms of this Agreement. Within thirty (30) days after the grant of a sublicense, Company will provide a true copy of such sublicense to ATSA.

2.3. Grant Back License. Company hereby grants to ATSA a non-exclusive, royalty-free, fully-paid up, sublicensable, transferable, worldwide grant back license under the ATSA Technology, solely as necessary to enable ATSA to (a) complete the specific activities required to complete the Existing Clinical Study in accordance with Section 3.1(d) and (b) perform any of its obligations pursuant to Section 3.4.

Execution Version

2.4. Manufacturing Technology Transfer. Promptly after the Effective Date, ATSA shall commence a technology transfer to Company, or its designated Third Party contract manufacturer, of the ATSA Know-How that specifically relates to the manufacture of the Drug Substance and Drug Product (as manufactured as of the Effective Date) in accordance with the technology transfer plan attached to this Agreement as Schedule 2.4 (the “Technology Transfer Plan”). For clarity, ATSA will not be responsible for any delay in performing activities in accordance with the Technology Transfer Plan, to the extent such delay is caused by Company or its designated Third Party contract manufacturer. ATSA will transfer the respective data and documents as is. ATSA shall provide Company [***], with [***] working hours of assistance to affect such technology transfer. For any technology transfer assistance beyond [***] working hours up to and including [***] working hours, Company will compensate ATSA at [***] per hour. For any technology transfer assistance beyond the [***], Company will compensate ATSA at [***] per hour. ATSA will submit quarterly invoices to Company for such costs. The technology transfer shall not exceed [***] after Effective Date; provided, that, such [***] period shall automatically be extended to account for any force majeure described in Section 12.7 or any delay caused by ATSA, its Affiliates or Third Party contractors or vendors.

2.5. ATSA Know-How Transfer. ATSA shall transfer to Company within the timelines outlined in Schedule 2.5 at Company’s cost and expense in accordance with Section 2.4, the ATSA Know-How described in Schedule 2.5 (except for ATSA Know-How relating to the manufacture of the Compound and the Product, which are subject of Section 2.4). For clarity, ATSA will not be responsible for any delay in performing activities outlined in Schedule 2.5, to the extent such delay is caused by Company. In the event either Party identifies any Know-How owned or Controlled by ATSA or its Affiliates as of the Effective Date, including those received from Third Parties to the extent sublicensable or otherwise permissible to provide it, that (a) is (i) necessary for the Research, Development, manufacture, use or Commercialization of the Compound or the Existing Product in the Territory in the Field or (ii) is as of the Effective Date used by or on behalf of ATSA or its Affiliates in the Development, manufacture, use or Commercialization of the Existing Product in the Territory in the Field, and (b) was not disclosed to Company prior to the Effective Date but Company reasonably would have asked to include such Know-How on Schedule 2.5 if Company and had been aware of such Know-How prior to the Effective Date, then such Party shall promptly notify the other Party thereof and upon the request of Company, Schedule 2.5 shall be automatically amended to include such Know-How and ATSA shall promptly provide Company with such Know-How, in each case, at no additional cost to Company. Notwithstanding anything to the contrary in this Agreement, in particular in the foregoing or Schedule 2.5, ATSA shall not have an obligation to transfer to Company: (A) any Know-How generated by or on behalf of ATSA or any of its Affiliates using certain particular Further Linked TACI-Ig Fusion Molecules prior to the Effective Date; (B) the identity of the other protein(s) or protein domain(s) with immune-modulating activity within such Further Linked TACI-Ig Fusion Molecule; or (C) the composition of the linker used to link the TACI-Ig Fusion Molecule to such other protein or protein domain with immune-modulating activity, provided that ATSA shall not, after the Effective Date and during the Term, either alone, through, on behalf of or with any Affiliate or Third Party, clinically develop, manufacture, have manufactured, sell, offer for sale, import or export any Further Linked TACI-Ig Fusion Protein in the Territory.

ARTICLE 3 - RESEARCH, DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1. Research and Development of Product by Company.

(a) Generally. Subject to the exception under Section 3.1(d), Company shall have the exclusive right and responsibility to Research and Develop Compounds and Products and to conduct (either itself or through its Affiliates, agents or Sublicensees) all Clinical Trials and non-clinical studies Company believes appropriate to obtain Marketing Approval for the Product in the Field in the Territory.

Execution Version

(b) Development Plans. The Development of each Product shall be governed by a development plan which is attached to this Agreement as Schedule 3.1, that describes the proposed overall program of Development, the Development assumptions, Development steps and personnel commitment of Company and which shall in particular include, in each case with estimated timelines and milestones to be achieved by Company, (i) a pre-clinical/non-clinical development plan that outlines any significant non-clinical studies to be undertaken by Company, (ii) a clinical development plan that outlines any Clinical Trial to be undertaken by Company to obtain Regulatory Approval in the US, the Major European Countries and Japan and (iii) a plan regarding any other Development activities to be performed by Company as required to obtain such Regulatory Approval (the “Development Plan”). The Company shall create and submit a Development Plan to ATSA for review (but not approval) within [***] after the Effective Date. The Development Plan shall be based on the initial abbreviated Development Plan attached hereto as Schedule 3.1.

(c) No later than [***] and [***] of each Calendar Year, Company shall provide ATSA with [***] updates to the Development Plan, whereas such updates shall take into account the progress and status of Development in any Indication, in particular the completion or cessation of Development activities or commencement of new Development activities.

(d) Existing Clinical Study.

(i) Notwithstanding the foregoing, ATSA shall have the right and shall be solely responsible, at its own cost, to complete the specific activities required to complete the Existing Clinical Study in accordance with the existing protocols approved by the Regulatory Authorities; provided, that from the Effective Date any changes to the protocols for the Existing Clinical Study shall be approved by Company. Any additional costs being incurred by ATSA or its Affiliates related to such changes to the protocols of the Existing Clinical Study shall be exclusively born by Company. ATSA shall provide to Company the Clinical Study Report upon finalization of the Existing Clinical Study, but in any event not before [***]. ATSA shall timely provide any additional information requested by Company related to the Existing Clinical Study and timely answer any reasonable questions regarding the Clinical Study Report, in each case, to the extent requested or asked by Company within [***] of receipt of the Clinical Study Report.

(ii) ATSA shall conduct the Existing Clinical Study in good scientific manner and in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or cGMP. Without limiting the foregoing, ATSA will not engage directly or indirectly, in any capacity in connection with the Existing Clinical Study any Person who either has been debarred by the FDA, is the subject of a conviction described in section 306 of the FD&C Act or subject to any such similar sanction.

3.2. Commercialization.

(a) Subject to the terms and conditions of this Agreement, Company shall have the exclusive right to Commercialize Products in the Field in the Territory itself or through one or more Third Parties selected by Company.

Execution Version

(b) The Commercialization of each Product shall be governed by a commercialization plan that describes the proposed overall program of Commercialization, including (i) information on marketing strategy and sales targets, (ii) overview on economic and regulatory conditions, (iii) timelines and activities prior to and after the First Commercial Sale of a Product in a given country in the Territory and (iv) personnel resources required to fulfill such activities in due time, in either such scope of detail as the commercialization plans that ATSA prepares for its own therapeutic products in commercialization or such other scope of detail as otherwise agreed by the Parties (the “Commercialization Plan”). The Company shall prepare and provide to ATSA the Commercialization Plan at the latest [***] prior to the expected date of Commercialization of the Product and thereafter [***] in case of any update.

(c) The first time that the Company determines that it will seek a partner for Commercialization of a Product (except as by way of a Change of Control transaction), the Company shall notify ATSA in writing without delay (the “Partnering Notice”). For clarity, an agreement with a contractor, vendor or other Third Party, under which such Third Party performs contract services on behalf of Company or its Affiliates, shall not be subject to this Section 3.2(b). If ATSA provides written notice to Company within [***] after receipt of the Partnering Notice by ATSA, then ATSA shall have a one-time right of first negotiation to obtain from the Company such Commercialization rights for a period of up to [***] after receipt of the Partnering Notice by ATSA (the “ROFN Period”). During the ROFN Period, the Parties shall negotiate in good faith on the terms and conditions under which ATSA may obtain such Commercialization rights, whereby the Parties shall not be obligated to enter into any agreement with regard to such Commercialization rights. During the ROFN Period, the Company may not enter into an agreement with a Third Party in relation to such Commercialization rights or solicit new interest from any Third Party regarding such Commercialization rights; provided, however, that the Company will not be restricted from negotiation with a Third Party that has expressed or subsequently expresses interest in obtaining such Commercialization rights without solicitation from the Company. In the event that (i) ATSA does not provide written notice to Company within such [***] period or (ii) the Parties do not execute an agreement within the ROFN Period (or any mutually agreed upon extension), then Company shall be free to enter into an agreement with a Third Party regarding such Commercialization rights.

3.3. Company Diligence. Company shall use Commercially Reasonable Efforts to:

(a) Develop at least one (1) Product in accordance with the Development Plan;

(b) Launch at least one (1) Product in at least [***] in a Major Market [***] after receiving Marketing Approval and, if applicable, Price Approval therefor; and

(c) have and maintain, either directly or through Third Party contractors or vendors, adequate and available manufacturing, storage and shipping facilities, supplies, qualified personnel, regulatory approvals and registrations, and all other resources required to manufacture and supply sufficient quantities of Compound or Product to meet the then current and reasonably anticipated marketplace demands for such Compound or Product in all countries of the Territory in which such Compound or Product has received Regulatory Approval.

3.4. Manufacturing and Supply.

(a) Subject to ATSA’s retained right to manufacture Compound and Product itself or through one or more Third Parties on behalf of Company pursuant to this Section 3.4, Company shall have the exclusive right to manufacture the Compound and the Product itself or through one or more Third Parties selected by Company.

(b) ATSA herewith agrees to deliver [***] (Incoterms 2020) to Company the Inventory within a period of [***] after the effective date of the Manufacturing Quality Agreement. For the avoidance of doubt, Company shall bear all costs related to the transportation/shipment of such Inventory.

Execution Version

(c) From [***] until [***], in the event Company requests ATSA to provide additional supply of Drug Product before Company is able to manufacture Drug Product, ATSA shall supply Drug Product to Company in accordance with this Section 3.4(c) [***] (Incoterms 2010) at [***] costs (i.e. [***]) for clinical supply, and with [***]. Invoice will be provided at the ATSA’s release of the Drug Product. In the event that Company requests such additional supply of Drug Product in accordance with the foregoing, such additional supply shall also be governed by the terms and conditions of the Manufacturing Quality Agreement. To the extent that there is any conflict between the terms and conditions of this Agreement and the Manufacturing Quality Agreement, the terms and conditions of this Agreement shall govern and control. Company shall provide ATSA with a binding forecast of the quantities of Drug Product expectedly required [***] in advance with its requested delivery date. The quantities of Drug Product to be supplied by ATSA to Company this Section 3.4(c) shall in no case exceed the equivalent amount of Drug Substance in inventory taking into consideration yield and batch size. The Parties agree that ATSA shall be obliged only to manufacture Drug Product as provided for under this Section 3.4(c), not exceeding the amount of Drug Substance on stock with ATSA taking into account the respective yield and batch size. In the event any Drug Product manufactured pursuant to this Section 3.4(c) does not conform to the warranty provided pursuant to Section 8.2(a)(xiii), Company’s sole remedy shall be that [***].

(d) Upon the request of Company, ATSA shall store any Drug Product manufactured in accordance with Section 3.4(c) or up to a period of [***] from the completion of the manufacture of such batch of Drug Product at the cost to Company of [***] per [***].

(e) Other than as provided in this Section 3.4, ATSA shall have no further obligation regarding the manufacturing and supply of Drug Substance or Drug Product.

For the avoidance of doubt the manufacture of Drug Product does not include assembly of drug product into an autoinjector.

3.5. Reporting Obligation and Information Right. Company shall, within [***] after the end of each [***] period of a Calendar Year, i.e. [***] after [***] of each Calendar Year, provide ATSA with a written report summarizing in reasonable detail, as applicable, its Development and Commercialization activities conducted during the preceding [***] period, including development status, results achieved, problems encountered and other pertinent material information relating to the Development and Commercialization of Compound or any Products hereunder.

3.6. Trademarks. Company shall have the sole authority to select trademarks in connection with the Commercialization of any Product in the Field in the Territory and shall own all such trademarks. Company will not use nor seek to register, anywhere in the Territory, any trademark that is confusingly similar to any trademark used by or on behalf of ATSA, its Affiliates or Sublicensees in connection with any Product.

3.7. Regulatory Matters.

(a) Regulatory Filings. Subject to Section 3.7(c), Company or its designated Affiliates and Sublicensees will have the exclusive right to (a) prepare and file regulatory filings, each in its own name, and applications for Marketing Approval and Price Approval for the Compound and Products in the Field in the Territory, and (b) communicate with Regulatory Authorities with respect to the Compound and Products in the Field in the Territory, both prior to and following Marketing Approval and Price Approval.

Execution Version

(b) Ownership. Ownership of all rights in and to all regulatory filings, Marketing Approvals and Price Approvals directed to any Compound or Product in the Field in each country of the Territory will be held in the name of Company, its Affiliate, designee or Sublicensee.

(c) Assignment of Existing Regulatory Filings. Within [***] of the Effective Date, ATSA shall assign and transfer to Company in electronic format (i) all regulatory filings set forth on, Schedule 2.5, (ii) one (1) copy of all material documents and records that have been generated by or on behalf of ATSA with respect to any such regulatory filings set forth on Schedule 2.5, (iii) one (1) copy of all material correspondence between ATSA and any Regulatory Authority related to Compounds or Products in electronic format. All costs related to the assignment and transfer of the regulatory filings shall be regarded as costs in accordance with Section 2.4. For clarity, ATSA will not be responsible for any delay in transferring documents pursuant to this Section 3.7(c), to the extent such delay is caused by Company or Regulatory Authority.

(d) Global Safety Database. Promptly after the Effective Date, the safety teams of the Parties will set up a meeting to agree on the transfer of the safety data of the global safety database for the Product (the “GSD”) from ATSA to Company. Notwithstanding the foregoing, ATSA shall transfer the GSD to Company no later than [***] after the Effective Date; provided, that, such time period shall be automatically extended to the extent Company is unable to receive the transfer of the GSD. The transfer of the GSD shall be completed prior first patient in of a Company sponsored study with the Compound. After completion of the transfer of the GSD, Company will be solely responsible for all safety aspects of the Product in compliance with all Applicable Law pertaining to safety reporting of the Product and related activities. For clarity, ATSA will not be responsible for any delay in transferring safety data pursuant to this Section 3.7(c), to the extent such delay is caused by Company.

3.8. Applicable Laws. Company will,and will require its Affiliates and Sublicensees to comply with all Applicable Laws in its and their Research, Development, manufacture and Commercialization of Compound and Product, including where appropriate cGMP, GCP and GLP (or similar standards). Without limiting the foregoing, Company will not engage directly or indirectly, in any capacity in connection with this Agreement any Person who either has been debarred by the FDA, is the subject of a conviction described in section 306 of the FD&C Act or subject to any such similar sanction.

ARTICLE 4 - GOVERNANCE

4.1. Transition Committee.

(a) Formation. Within [***] after the Effective Date, the Parties will establish a transition committee (the “TC”) to oversee and coordinate activities related to the transfer set forth in Section 2.4, Section 2.5, Section 3.4(b) and Section 3.7. The TC will be comprised of two (2) representatives from each Party. In addition, each Party may invite a reasonable number of additional representatives to participate in discussions and meetings of the TC. Each Party’s representatives on the TC and all other individuals participating in discussions and meetings of the TC on behalf of a Party will be subject to confidentiality and non-use obligations with respect to information disclosed at such meeting that are no less restrictive than the provision of Article 7. The Alliance Managers will be responsible for setting the agenda for meetings of the TC with input from the other members. The TC will conduct its responsibilities hereunder in good faith and with reasonable care and diligence.

Execution Version

(b) Responsibilities. The TC will:

(i) review, discuss and oversee the transfer from ATSA to Company with respect to (A) the ATSA Know-How in accordance with Section 2.4 and Section 2.5; and (B) the regulatory filings and materials in accordance with Section 3.7(c); and

(ii) perform such other duties as are specifically assigned to the TC under this Agreement.

(c) Meetings; Minutes.

(i) The TC will meet in person at least twice each Calendar Year on such dates and at such times and places as agreed to by the members of the TC. Each Party will be responsible for its own expenses relating to attendance at, or participation in, TC meetings.

(ii) The Alliance Managers will provide the members of the TC with draft written minutes for approval from each meeting within [***] after each such meeting. The responsibility for preparing the minutes will alternate between the Alliance Managers on a meeting-by-meeting basis. If the minutes of any meeting of the TC are not approved by the TC (with each Party’s representatives on the TC collectively having one vote) within [***] after the meeting, the objecting Party will append a notice of objection with the specific details of the objection to the proposed minutes.

(d) Decision-Making. The TC will provide a forum for the Parties to plan, oversee and monitor the Parties’ activities under this Agreement. If the TC is unable to reach consensus with respect to a particular matter within the scope of its planning, oversight and monitoring function for more than [***], Section 12.16 shall apply.

(e) Discontinuation of the TC. The TC will continue to exist until the last to occur of (a) completion of the technology transfer set forth in Section 2.4, (b) completion of the transfer set forth in Section 2.5, Section 3.4(b) and Section 3.7(c), or (c) completion of the Existing Clinical Study conducted by ATSA and delivery of the Clinical Study Report.

(f) Other Committees. The Parties may, by mutual agreement, form such other committees or working groups as may be necessary or desirable to facilitate activities under this Agreement. Each such committee or working group will have no decision-making authority under this Agreement.

4.2. Alliance Managers Appointment. Each Party will appoint a representative of such Party with sufficient experience to act as its alliance manager under this Agreement (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time upon notice to the other Party. The initial Alliance Managers will be:

For Company: [***]

For ATSA: [***]

4.3. Specific Responsibilities. The Alliance Managers shall attend meetings of the TC but shall not be members of the TC. The Alliance Managers will serve as the primary contact point between the Parties for the purpose of providing each Party with information regarding the other Party’s activities pursuant to this Agreement and will have the following responsibilities:

(a) schedule meetings of the TC, set the agenda for meetings of the TC and circulate draft written minutes;

(b) facilitate the flow of information and otherwise promote communication, coordination and collaboration between the Parties;

Execution Version

(c) provide a single point of communication for seeking consensus both internally within the respective Party’s organization and between the Parties regarding key strategy and planning issues; and

(d) perform such other functions as requested by the TC.

ARTICLE 5 - FINANCIAL TERMS

5.1. Milestone Payments.

(a) As consideration for the grant of the rights and licenses hereunder, Company shall pay to ATSA the respective non-refundable Milestone Payments.

(b) Company shall notify ATSA in writing within [***] after a Milestone Event occurred.

(c) Subject to Section 5.4(c), Company shall deliver the corresponding Milestone Payments to ATSA within [***] upon receipt of a corresponding invoice from ATSA for the Milestone Payment set forth in the aforementioned written notice.

(d) The Milestone Payments relating to the occurrence of a Milestone Event [***] in Schedule 1.77 shall be paid at the first instance such a Milestone Event is achieved.

(e) The Milestone Payments relating to the occurrence of Regulatory Milestone Events shall be paid at the first instance a Regulatory Milestone Event is achieved by a Product and shall be paid only once, regardless of which Product achieves such Regulatory Milestone Event. If Company terminates Development of a Product, subsequent Milestone Payments relating to Regulatory Milestone Events shall only be paid when another Product advances beyond the last Milestone Event in relation to which Company has made a Milestone Payment to ATSA.

(f) The Milestone Payments relating to Sales-Based Milestone Events shall be paid only once under this Agreement, in the Calendar Year during which the respective sales threshold for a Product is first achieved. The achievement of a higher Sales-Based Milestone Event shall also trigger the payment of a lower Sales-Based Milestone Event in the event such lower Sales-Based Milestone Event had not been triggered under this Agreement prior to achievement of the higher Sales-Based Milestone Event.

5.2. Royalty.

(a) Royalty Rate. Subject to the rest of this Section 5.2, as further consideration for ATSA’s grant of the rights and licenses to Company hereunder, Company shall pay to ATSA a royalty on worldwide aggregate annual Net Sales of a Product in the Territory for each Calendar Year during the Royalty Term, on a Product-by-Product and country-by-country basis at the rates set forth below (whereby the below royalty rates shall be applicable for the portion of annual Net Sales achieved per Product).

Worldwide aggregate annual Net Sales of a Product in the Territory	Royalty Rate
[***]	[	***]
[***]	[	***]

(b) Prohibition to Offset. Except as expressly set forth in this Agreement, the royalty shall not be subject to offset or reduction for any reason, including any royalties, milestone payments or other consideration that Company pays under any Third Party licenses.

Execution Version

(c) Royalty Adjustments. Provided that royalties on Net Sales due under Section 5.2(a) may not be reduced by more than [***], the Company may adjust or offset, as the case may be, as follows:

(i) Nothing herein contained shall obligate Company or its Sublicensees to pay or cause to be paid to ATSA more than one royalty on any unit of a Product. In the event that during the Royalty Term for a Product in a particular country such Product is not covered by a Valid Claim in such country before the [***] after the First Commercial Sale in such country, then the royalties on Net Sales of a Product in such country due under Section 5.2(a) shall be reduced by [***] until the expiration of the aforementioned fifteen (15) years.

(ii) Up to [***] of any royalties, and any upfront and milestones actually paid by the Company under Additional Third Party Licenses will be credited towards the royalties on Net Sales of a Product in such country due under Section 5.2(a), but not to more than [***] of the royalty amounts otherwise due and payable by Company to ATSA in relation to the Compound or Product for which the Additional Third Party Licenses were obtained by the Company. For clarity, this credit will not apply with respect to Third Party Patent Rights covering the formulation, medical use or a method of manufacture of Compound or Product or the other active ingredient of a combination product. No offset for payments for Additional Third Party Licenses shall be allowed where royalties on Net Sales of a Product in a country are [***].

(iii) In the event that in any country in the Territory during the Royalty Term for a Product there is generic competition (“Generic Competition” as defined hereinafter) in such country, then for the remainder of the Royalty Term for such Product in such country the royalties on Net Sales of a Product in such country due under Section 5.2(a) shall be reduced by [***]. For purposes herein, Generic Competition means, on a country and Product basis, the unit volume of a generic product(s) sold in such country or other jurisdiction by one (1) or more Third Party(ies) in a Calendar Year is at least [***] of the sum of unit volume of such Product sold by Company, its Affiliates and Sublicensees and all generic products unit volume of Products sold in that country or other jurisdiction by Third Parties. Unless otherwise agreed by the Parties, the unit volumes of each generic product sold during a Calendar Year shall be as reported by IQVIA or any other independent sales auditing firm reasonably agreed upon by the Parties.

(iv) Company shall have the right to carry forward any reductions permitted under Section 5.2(c)(i), Section 5.2(c)(ii) and Section 5.2(c)(iii) that are incurred or accrued in a Calendar Quarter but are not applied against royalties due to ATSA in such Calendar Quarter as result of the restriction set forth in the first sentence of Section 5.2(c) and apply such amounts against royalties due to ATSA in any subsequent Calendar Quarter (subject to the restriction set forth in the first sentence of Section 5.2(c)) until the amount of such reduction has been fully applied against royalties due to ATSA.

(d) Royalty Term. Royalties shall be payable on a Product-by-Product and country-by-country basis from the date of First Commercial Sale of a Product in a country until the later of (i) the expiration of fifteen (15) years after the First Commercial Sale of such Product in such country; (ii) the expiration of the last Valid Claim of a Patent Right included in the ATSA Technology (or the expiration of the last Supplementary Protection Certificate or corresponding right that is based on a Patent Right included in the ATSA Technology, including pediatric extensions) that covers such Product in, or its use, importation or manufacture with respect to, such country; and (iii) expiration of all applicable regulatory exclusivity periods, including data exclusivity, in such country with respect to such Product (“Royalty Term”).

Execution Version

(e) Payment of Royalties. Simultaneously with the delivery of the report described in Section 5.3(a) hereof, Company shall pay, or cause to be paid, to ATSA at such place as ATSA may from time to time designate in writing, all royalties earned pursuant to this Section 5.2 in the preceding Calendar Quarter. All such payments shall be made in U.S. Dollars. In the event that, by reason of Applicable Laws in any country, it becomes impossible or illegal for Company to transfer, or have transferred on its behalf, royalties or other payments in either USD or EUR out of such country, Company shall promptly notify ATSA and, thereafter, such royalties or other payments shall be deposited in local currency of such country to the credit of ATSA in a banking institution designated by ATSA in writing (or, failing prompt designation by ATSA, a banking institution reasonably selected by Company).

(f) Blended Royalty. Company acknowledges that (a) the ATSA Know-How licensed to Company regarding the Indications is proprietary and valuable and that without such Know-How, Company would not be able to obtain and maintain Marketing Approvals with respect to the Products, (b) access to the ATSA Know-How and the rights with respect to the Patent Rights Controlled by ATSA have provided Company with a competitive advantage in the marketplace beyond the exclusivity afforded by the ATSA Patents, and (c) the royalties set forth in Section 5.2 are, in part, intended to compensate ATSA for such competitive advantage. The Parties agree that the royalty rates set forth in Section 5.2(a) reflect an efficient and reasonable blended allocation of the value provided by ATSA to Company.

5.3. Royalty Reports; Currency Conversion; Disputes regarding Reports.

(a) Commencing with the Calendar Quarter in which the First Commercial Sale of a Product is made by Company or its Affiliate or Sublicensee, Company shall submit to ATSA with each royalty payment a detailed, written report detailing its computation of royalties due on Net Sales in each country during each Calendar Quarter within [***] after the end of each Calendar Quarter (and Company shall cause its Sublicensees to submit royalty reports containing the same level of detail), whereas the report shall indicate: (i) the amount of Net Sales of the Product sold by Company, its Affiliates and Sublicensees during the reporting period; (ii) the royalties due thereon; (iii) the exchange rates used in determining the amount of U.S. Dollars; (iv) the number of units and average selling price for the Product included in Net Sales for such Calendar Quarter, and (v) any other information reasonably requested by ATSA to assess the calculation of the royalty payments.

(b) All payments to ATSA hereunder shall be made by deposit of U.S. Dollars in the requisite amount to such bank account as ATSA may from time to time designate by written notice to Company. If any amounts that are relevant to the determination of amounts to be paid under this Agreement or any calculations to be performed under this Agreement are denoted in a currency other than U.S. Dollars, such amounts will be converted to their U.S. Dollar equivalent using the average rate of exchange for the [***] preceding the date of payment for the conversion of local currency to U.S. Dollars as published by the Wall Street Journal (or if it ceases to be published, a comparable publication to be agreed upon by the Parties) or, for those countries for which such average exchange rate is not published by the Wall Street Journal, the exchange rate used by the Company in line with its standard procedures and methodology for the translation of foreign currency expenses into U.S. Dollars. Calculation of Net Sales will exclude hedging and foreign exchange gain or loss realized through a hedging program.

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(c) In the event of a dispute regarding the royalty reports, the Parties shall work in good faith to resolve the dispute in good faith. If the Parties are unable to resolve the dispute within [***] following a Party’s notification of dispute, the dispute shall be submitted for decision to a certified public accounting firm mutually selected by each Party’s certified public accountants or to such other Third Party as the Parties shall mutually agree. The decision of such expert shall be final, and the costs of such decision shall be borne between the Parties in such manner as such expert shall determine. Not later than [***] after such decision and in accordance with such decision, Company shall make any additional payments to ATSA. Any overpayment shall be credited against future amounts due by Company to ATSA.

5.4. Sublicense Income.

(a) If Company sublicenses the licenses herein in any country in accordance with Section 2.2, Company shall, in addition to the payments owed to ATSA pursuant to Sections 5.1 to 5.2, pay to ATSA the following amounts:

(i) [***];

(ii) [***]; and

(iii) [***].

(b) Payments owed by Company pursuant to this Section 5.4 shall be made by Company to ATSA within [***] of the event that triggered the obligation for the Sublicensee to pay the Sublicense Income.

(c) Any payment made by the Company to ATSA on Sublicense Income that is directly derived from the achievement by Sublicensee of a milestone event under such sublicense agreement that is the same as a Milestone Event under this Agreement shall be creditable towards the applicable Milestone Payment owed by Company to ATSA pursuant to Section 5.1. For example, a milestone event that is triggered by [***] will be deemed substantially equivalent to [***] on Schedule 1.77.

5.5. Record Retention, Inspection. Company shall keep or cause its Affiliates and Sublicensee to keep complete and accurate records in sufficient detail to enable Net Sales and royalties payable under Section 5.2 to be established for a period of [***] after the date that such royalties were payable. Such records shall be consistent with Company’s normal accounting principles. At the request of ATSA (but not more frequently than once each Calendar Year) an independent certified public accountant chosen by ATSA but approved by Company (which approval shall not be unreasonably withheld or delayed) shall be allowed access during ordinary business hours and with reasonable advance notice to such records pertaining to the preceding [***] solely to verify the accuracy of any payments made to ATSA under Section 5.2. The accountant shall not disclose to ATSA any information other than that which should properly be contained in a report of matters relevant to Net Sales and royalty calculation and payment arising under Section 5.2 above. Any such accounting firm shall sign a confidentiality agreement (in form and substance reasonably acceptable to Company) as to any of Company’s, its Affiliate’s or Sublicensee’s confidential information that such accounting firm is provided, or to which they have access, while conducting any audit pursuant to this Section 5.5. In the case of Sublicensees, Company shall make such Sublicensees’ records available for audit by ATSA in accordance with the terms of this Section 5.5. Any inspection conducted under this Section 5.5 shall be at the expense of ATSA, unless such inspection reveals any underpayment of the payments due hereunder for the audited period by at least [***], in which case the full costs of such inspection for such period shall be borne by Company. Any underpayment shall be paid by Company to ATSA within [***] of written notice with interest on the underpayment at the rate specified in Section 5.8 from the date such payment was originally due. Any overpayment shall be credited against future amounts due by Company to ATSA; provided, that, if no future amounts are due by Company to ATSA, ATSA shall timely reimburse such overpayment to Company.

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5.6. Withholding Tax. Where any sum due to be paid to ATSA hereunder is subject to any withholding or similar tax, Company will pay such withholding or similar tax to the appropriate Government Body and deduct the amount paid from the amount then due to ATSA and within [***] transmit to ATSA an official tax certificate or other evidence of such withholding sufficient to enable ATSA to claim such payment of taxes. The Parties will cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties and other payments made by Company to ATSA under this Agreement. ATSA will provide Company any tax forms that may be reasonably necessary in order for Company not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax. ATSA shall timely provide a properly completed IRS Form W-8BEN-E.

5.7. Indirect Tax.

(a) All payments under this Agreement shall be understood as inclusive of any transfer, documentary, sales, use, stamp, registration, goods and services Tax or other similar tax, but exclusive of VAT (each an “Indirect Tax”).

(b) Except as set forth in Section 5.7(c), if the transactions, payments or the related transfer of rights or other property pursuant to the terms of this Agreement would be subject to Indirect Tax, ATSA shall timely pay and be responsible for (and shall indemnity Company for) any such Indirect Tax and ATSA shall file all applicable tax returns. ATSA shall remit such indirect taxes to the competent tax authorities and Company shall cooperate with ATSA in any way reasonably requested to obtain legally permitted reductions, credits or refunds of any invoiced Indirect Tax amount. ATSA shall indemnify Company for any such Indirect Taxes imposed on Company under this Agreement and if Company directly pays any such Indirect Taxes, ATSA shall promptly reimburse Company for such Indirect Taxes including all reasonable related costs.

(c) If the transactions, payments or the related transfer of rights or other property pursuant to the terms of this Agreement become subject to Indirect Tax that arises as a result of any action by Company (other than the making of such payment itself), including any assignment of this Agreement, that has the effect of modifying the tax treatment of the Parties hereto with respect to such Indirect Tax, then ATSA shall timely invoice Company for the applicable tax amounts in addition to the net amounts and be paid by Company to ATSA and Company shall pay and be responsible for (and shall indemnity ATSA for) any such Indirect Tax. ATSA shall remit such indirect taxes to the competent tax authorities and ATSA shall cooperate with Company in any way reasonably requested to obtain legally permitted reductions, credits or refunds of any invoiced Indirect Tax amount. Company is entitled to receive an invoice from ATSA issued in accordance with applicable tax law.

5.8. Late Payments. All payments under this Agreement that are not paid within the applicable time period set forth herein shall earn interest from the date due until paid at a per annum rate equal to the lesser of (a) the maximum rate permissible under Applicable Laws and (b) [***]. Interest will be calculated on an actual/360 basis.

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5.9. ATSA Equity Consideration. As further consideration for the grant of the rights and licenses hereunder, on the Effective Date, the Company shall issue to ATSA at the Initial Financing’s Initial Closing (referenced in the definition of “Initial Financing”), without any obligation of ATSA to pay up for those shares in cash, such number of Company’s Series C Preferred Stock representing 10% of Company’s equity on a fully diluted basis calculated after taking into account the shares authorized both for the Initial Financing’s Initial Closing and for its Additional Closing(s), as referenced in the associated Stock Purchase Agreement and including any authorized shares as if they have been issued or (where applicable) vested (the “ATSA Equity Consideration”). For these purposes, the shares authorized for possible issue at any portion of the Initial Financing (including Initial and Additional Closing(s)) shall be included in the calculation of “fully diluted” when computing the ATSA Equity Consideration to be issued at the Initial Closing, as shall all other authorized shares and equity securities of any class or series. In this context, the Parties shall, together with other investors, sign the Equity Documentation at the Effective Date. The ATSA Equity Consideration shall be issued to ATSA by Company in accordance with the terms of the Equity Documentation.

ARTICLE 6 - THIRD PARTY LICENSES, IP OWNERSHIP, INVENTIONS AND

PATENT PROSECUTION AND MAINTENANCE

6.1. Third Party Licenses.

(a) As between the Parties, ATSA shall be solely responsible for all liabilities and payments owed to Third Parties pursuant to any agreements between ATSA and such Third Parties related to the Compound and/or Products which are in existence as of the Effective Date of this Agreement (collectively, “Existing Third Party Licenses”).

(b) In the event the Company determines that it will be necessary or reasonably useful to obtain additional licenses to Patent Rights of a Third Party (any such license a “Additional Third Party License”) that cover the applicable Compound in such Product as a composition of matter or method of use in order to Commercialize the Compound or Products, the Company shall have the sole right to negotiate and obtain such Additional Third Party License but will not be obligated to do so.

6.2. Intellectual Property Ownership.

(a) Subject to the licenses granted in this Agreement, ATSA shall own or Control and retain all right, title and interest in the ATSA Technology and in any and all other Patent Rights, Know-How and other intellectual property rights that are (i) in existence and Controlled by ATSA as of the Effective Date; or (ii) developed by, for or on behalf of ATSA after the Effective Date other than in performance of this Agreement.

(b) Subject to the licenses granted in this Agreement, Company shall own or Control and retain all right, title and interest in any and all Patent Rights, Know-How and other intellectual property rights that are (i) in existence and Controlled by Company as of the Effective Date; or (ii) developed by, for or on behalf of Company after the Effective Date other than in performance of this Agreement.

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(c) All right, title and interest in any and all Patent Rights, Know-How and intellectual property rights that are developed in performance of this Agreement shall be owned (i) solely by ATSA, if developed solely by employees, agents or independent contractors of ATSA (collectively, “ATSA Sole Inventions”); or (ii) solely by Company, if developed solely by employees, agents or independent contractors of Company (collectively, the “Company Sole Inventions”) and (iii) jointly and equally by both Parties, if developed jointly by employees, agents or independent contractors of both Parties (collectively, “Joint Inventions”). All Patent Rights claiming patentable Company Sole Inventions shall be referred to herein as “Company Patents” and all Patent Rights claiming Joint Inventions shall be referred to herein as “Joint Patents”. Determination of ‘joint’ or ‘sole’ inventorship will be made in accordance with US patent laws. All of ATSA’s right, title and interest in and to the ATSA Sole Inventions and Joint Inventions (including the Joint Patents) shall be included within the ATSA Technology licensed to Company pursuant to Section 2.1. Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license (through multiple tiers), assign and otherwise exploit the Joint Inventions and Joint Patents in all countries and jurisdictions without the duty of accounting or seeking consent from the other Party.

6.3. Patent Prosecution and Maintenance of Licensee Patents.

(a) Company shall have the sole right to file, prosecute and maintain the Company Patents and the first right to file, prosecute and maintain the Joint Patents (such Company Patents and Joint Patents collectively, the “Licensee Patents”). To the extent that a Company Patent relates to the subject matter of this Agreement and with respect to any Joint Patent, Company shall keep ATSA informed of the course of the filing and prosecution of such Licensee Patents or related proceedings (e.g. interferences, oppositions, re-examinations, reissues, revocations or nullifications) in the Major Markets in a timely manner, and shall take into consideration the advice and recommendations of ATSA in that respect.

(b) Company shall bear all costs and expenses of its filing, prosecuting and maintaining the Licensee Patents in the Territory.

(c) If Company elects not to file, prosecute or maintain a Joint Patent in a country in the Territory, then it shall notify ATSA in writing at least [***] before any deadline applicable to the filing, prosecution or maintenance of such Joint Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Joint Patent in such country or possession. In such case, by no later than [***] before any deadline applicable to the filing, prosecution or maintenance of such Joint Patent, or any other date by which an action must be taken to establish or preserve such Joint Patent in such country or possession, ATSA shall have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of such Joint Patent. If ATSA does not revert to Company or elects not to take such action in a country in the Territory, Company shall be free to terminate the prosecution or maintenance of such Joint Patent. If ATSA does elect to take such action in a country in the Territory, then it shall notify Company of such election, and ATSA shall have the right at its discretion and expense, to continue prosecution or maintenance of such Joint Patent in such country and Company shall reasonably cooperate with ATSA in this regard.

6.4. Patent Prosecution and Maintenance of ATSA Patents.

(a) US Drug Product Listing. Company shall have the sole right to determine which of the ATSA Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.CFR § 355, or any successor law in the United States, together with any comparable laws or regulations in any other country in the Territory.

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(b) Responsibility and Costs. Company shall have the first right to file Patent Rights according to Section 6.2(c)(i) and (iii), and the obligation, to prosecute and maintain ATSA Patents. Company shall bear all costs and expenses of filing, prosecuting and maintaining Patent Rights according to Section 6.2(c)(i) and (iii) and all costs and expenses of prosecuting and maintaining ATSA Patents in the Territory. Company shall keep ATSA informed of the course of the prosecution of ATSA Patents or related proceedings (e.g. interferences, oppositions, re-examinations, reissues, revocations or nullifications) in the Major Markets in a timely manner, and shall [***]. At Company’s request, ATSA will provide Company with reasonable assistance in prosecuting ATSA Patents and in filing Patent Rights according to Section 6.2(c)(i) and (iii) to the extent possible, including providing such data in ATSA’s control that is, in reasonable judgment, needed to support the prosecution of an ATSA Patent and the filing of Patent Rights according to Section 6.2(c)(i) and (iii); provided, however, that Company shall reimburse ATSA for ATSA’s out-of-pocket expenses incurred in providing such assistance with regard to ATSA Patents and Patent Rights referred to in 6.2(c)(i).

(c) Election not to File and Prosecute ATSA Patents.

(i) If Company elects not to prosecute or maintain an ATSA Patent owned or co-owned by ATSA or one of its affiliates in a country or possession in the Territory, then it shall notify ATSA in writing at least [***] before any deadline applicable to the prosecution or maintenance of such ATSA Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such ATSA Patent in such country or possession. In such case, by no later than [***] before any deadline applicable to the prosecution or maintenance of such ATSA Patent, or any other date by which an action must be taken to establish or preserve such ATSA Patent in such country or possession, ATSA shall have the right, but not the obligation, to support the continued prosecution or maintenance of such ATSA Patent. If ATSA does elect to take such action in a country in the Territory, then it shall notify Company of such election, and Company shall reasonably cooperate with ATSA in this regard.

(ii) Notwithstanding Section 6.4(c)(i), if Company elects not to prosecute or maintain an ATSA Patent owned by Bristol-Myers Squibb Company or one of its Affiliates (e.g. ZymoGenetics, Inc.) in a country or possession in the Territory, or co-owned by Bristol-Myers Squibb Company or one of its Affiliates together with another owner which is not ATSA or one of its Affiliates in a country or possession in the Territory (as identified on Schedule 1.17), then it shall notify Bristol-Myers Squibb Company in writing (in accordance with the contact information ATSA may provide to Company in writing) at least [***] before any deadline applicable to the prosecution or maintenance of such ATSA Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such ATSA Patent in such country or possession. In such case, by no later than [***] before any deadline applicable to the prosecution or maintenance of such ATSA Patent, or any other date by which an action must be taken to establish or preserve such ATSA Patent in such country or possession, Bristol-Myers Squibb Company shall have the right, but not the obligation, to support the continued prosecution or maintenance of such ATSA Patent. If Bristol-Myers Squibb Company does elect to take such action in a country in the Territory, then it shall notify Company of such election, and Company shall reasonably cooperate with Bristol-Myers Squibb Company in this regard.

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6.5. Enforcement of Patent Rights.

(a) Notice. If either Party believes that an ATSA Patent is being infringed by a Third Party or if a Third Party claims that any ATSA Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall promptly notify the other Party and provide it with details of such infringement or claim that are known by such Party.

(b) Right to Bring an Action. Company shall have the first right, but not the obligation, to attempt to resolve such infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action (each, an “Action”) and to compromise or settle such infringement or claim. If Company does not intend to prosecute or defend an Action, Company shall promptly inform ATSA and ATSA then shall have the right, but not the obligation, to attempt to resolve such infringement or claim, including by filing an Action and to compromise or settle any such infringement or claim. The Party initiating such Action shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 6.5. Each Party shall have the right to join an Action relating to an ATSA Patent, taken by the other Party at its own expense.

(c) Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article 9, the Party taking an Action under Section 6.5(b) shall pay all costs associated with such Action, other than (subject to Section 6.5(e)) the expenses of the other Party if the other Party elects to join such Action.

(d) Settlement. Neither Party shall settle or otherwise compromise any Action by admitting that any ATSA Patent is not infringed, invalid or unenforceable without the other Party’s prior written consent, and, in the case of Company, Company may not settle or otherwise compromise an Action in a way that adversely affects or would be reasonably expected to adversely affect the other Party’s rights or benefits hereunder with respect to the Product, without the other Party’s prior written consent. The settlement will be treated in accordance with the Applicable Laws of the country to which the settlement relates.

(e) Reasonable Assistance. The Party not enforcing or defending ATSA Patents shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any out-of-pocket expenses incurred by the non-enforcing or non-defending Party in providing such assistance.

(f) Distribution of Amounts Recovered. Any amounts recovered by the Party taking an Action pursuant to this Section 6.5, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Party taking such Action for any costs incurred, (ii) to reimburse the Party not taking such Action for its costs incurred in such Action, if it joins such Action; and (iii) the remaining amount of such recovery shall be (A) allocated to Company if Company is the Party taking such Action, provided that such remainder shall be subject to royalty payments to ATSA as if such remainder constituted Net Sales under this Agreement to the extent that any such infringement resulted in lost sales of Product and (B) [***] allocated to ATSA if ATSA is the Party taking such Action and [***] to Company.

6.6. Third Party Actions Claiming Infringement.

(a) Notice. If a Party becomes aware of any claim or action by a Third Party against either Party that claims that the Product, or its use, Development, manufacture or Commercialization infringes such Third Party’s intellectual property rights (each, a “Third Party Action”), such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party.

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(b) Right to Defend. Company shall have the sole right, at its sole expense, but not the obligation, to defend against a Third Party Action resulting from activities conducted by or on behalf of Company through counsel of its choosing. ATSA shall have the first right, at its sole expense, but not the obligation, to defend against a Third Party Action resulting from activities conducted by or on behalf of ATSA in conducting the Existing Clinical Study through counsel of its choosing. If ATSA declines or fails to assert its intention to defend against such Third Party Action within [***] of receipt/sending of notice under Section 6.6(a), then Company shall have the right to defend against such Third Party Action. The Party defending against such Third Party Action shall have the sole and exclusive right to select counsel for defending against such Third Party Action.

(c) Consultation. The Party defending against a Third Party Action pursuant to Section 6.6(b) shall be the “Controlling Party”. The Controlling Party shall consult with the non-Controlling Party on all material aspects of the defence. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of the defence strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. The non-Controlling Party will be entitled to be represented by independent counsel of its own choice at its own expense.

(d) Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article 9, the Controlling Party shall pay all costs associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Action. Each Party shall have the right to join a Third Party Action defended by the other Party, at its own expense.

(e) No Settlement Without Consent. No Controlling Party shall settle or otherwise compromise any Third Party Action, e.g. by admitting that a third party patent right is valid and/or infringed, without the non-Controlling Party’s prior written consent.

6.7. Patent Term Extensions. Company shall have the exclusive right, but not the obligation, to seek, in ATSA’s name (in the case of an ATSA Patent owned by ATSA), in the name of Bristol-Myers Squibb Company (in the case of an ATSA Patent owned by Bristol-Myers Squibb Company) or in the name of ZymoGenetics, Inc. (in the case of an ATSA Patent owned by ZymoGenetics, Inc.), if so required, patent term extensions (including any pediatric exclusivity extensions as may be available), patent term restorations and supplemental protection certificates or the like available under Applicable Law, including 35 U.S.C § 156 and applicable foreign counterparts, in any country in the Territory in relation to the ATSA Patents (including Joint Patents). Company and ATSA shall cooperate in connection with all such activities. Company, its agents and attorneys shall give due consideration to all suggestions and comments of ATSA regarding any such activities, but in the event of a disagreement between the Parties, Company shall have the final decision making authority; provided, that Company shall seek to extend any ATSA Patent at ATSA’s request, including through the use of supplemental protection certificates and the like, unless in Company’s reasonable legal determination such ATSA Patent may not be extended under Applicable Law without limiting Company’s right to extend any other Patent Right.

6.8. Certification Under Drug Price Competition and Patent Restoration Act. Each Party shall immediately give written notice to the other Party of any certification of which they become aware filed pursuant to 21 U.S. CFR § 355(b)(2)(A) (or any amendment or successor statute thereto) or corresponding Applicable Laws in other countries claiming that any ATSA Patents covering a Compound or a Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a product by a Third Party.

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ARTICLE 7 - CONFIDENTIALITY

7.1. Confidentiality Obligations. Each Party agrees that, for the Term and for [***] thereafter, such Party shall, and shall ensure that its Affiliates, Sublicensees, and their respective officers, directors, equity-investors, employees and agents shall keep completely confidential and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information disclosed to it by the other Party pursuant to this Agreement. Notwithstanding the foregoing, the confidentiality obligations under this Agreement shall remain in full force and effect without timely limitation as to any Confidential Information which meets the definition of a trade secret according to Applicable Laws and which the receiving Party is aware or should be aware as a reasonable person (taking into account its content and nature, the circumstances and purpose of the disclosure) constitutes a trade secret. The foregoing obligations shall not apply to any Confidential Information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate that such Confidential Information:

(a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party or its Affiliates without an obligation of confidentiality by a Third Party who has the right to make such disclosure; or

(e) was independently developed or discovered by employees or agents of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

Èach Party (or its Affiliates) may disclose or grant access to the other Party’s (or its Affiliates) Confidential Information without the prior written permission of the other Party to only those Affiliates, employees, Sublicensees, advisors/consultants (e.g. attorneys, tax advisors etc.) which are bound by either a confidentiality agreement containing reasonable obligations of confidentiality and non-use (which, in the event any trade secrets of the disclosing Party will be disclosed, shall include an obligation to maintain any trade secrets disclosed in a manner at least as protective as the provisions of this Agreement) or by statutory and/or professional obligations of secrecy. The receiving Party shall be fully liable to the disclosing Party for any non-compliance of its Affiliates, employees, Sublicensees, consultants/advisors with the terms and conditions of such contractual or statutory/professional obligation to the same extent as the receiving Party is liable for any non-compliance on its own part under this Agreement.

Notwithstanding the above obligations of confidentiality and non-use, a Party may disclose information to the extent that such disclosure is reasonably necessary in connection with:

(i) filing or prosecuting patent applications, subject to the terms of Section 6.3 or Section 6.4;

(ii) prosecuting or defending litigation;

(iii) conducting pre-clinical studies or Clinical Trials;

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(iv) seeking or maintaining Marketing Approval of the Product;

(v) ATSA’s compliance with its obligations (in particular notice obligations) under the Zymo License or reasonable information requests by the licensor under the Zymo License. It is hereby confirmed by Company that ATSA was and is entitled to provide a final draft of this Agreement or the executed version of this Agreement to ZymoGenetics, Inc.; or

(vi) complying with Applicable Laws, including securities law and the rules of any securities exchange or market on which a Party’s securities are listed or traded.

In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, including the U.S. Securities and Exchange Commission, the filing Party shall endeavour to obtain confidential treatment of economic, trade secret information and such other Confidential Information, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party. The disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed.

For clarity, Company shall not use any portion of the manufacturing process for Compound or Existing Product within the ATSA Know-How that constitutes a trade secret under applicable law (and has been designated as such by ATSA) to manufacture any compound other than a Compound or any product other than a Product and Company shall not independently or with or through a Third Party, reverse engineer such trade secret portion of the manufacturing process within the ATSA Know-How without ATSA’s prior written consent.

7.2. Publications. ATSA shall not publish any information relating to the Product without the written consent of Company. Company shall submit to ATSA for ATSA’s review and comment any publication or presentation (including in any seminars, symposia or otherwise) of information related directly or indirectly to the Product at least [***] prior to submission for the proposed date of publication or presentation.

7.3. Press Releases and Disclosure. After the Effective Date, each Party shall be entitled to issue a press release regarding the signing of this Agreement. The content of such press release shall be mutually aligned between both Parties and no Party shall issue such a press release without the prior written consent of the other Party regarding the content of such press release, such consent not unreasonably withheld or delayed. The Parties shall align on such content and on the date and time of the press release as soon as practicable after the Effective Date, but in any event within [***] following the Effective Date. Except (a) as set forth in the preceding sentence, or (b) as required to comply with Applicable Laws (including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent Governmental Body in any country in the Territory), neither Party will make any public announcement regarding this Agreement or any matter governed by this Agreement without the prior written approval of the other Party. Any disclosure that is required by Applicable Laws or applicable securities exchange regulation, as reasonably advised by the disclosing Party’s counsel of a reputable law firm, may be made without prior written consent of the other Party; however, such other Party shall be given prompt notice of any such legally required disclosure and the disclosing Party shall provide such other Party with a reasonable opportunity to comment on the proposed disclosure, which comments will be given due consideration by the disclosing Party. Such disclosure shall contain the minimum amount of information required to meet the legal requirement to disclose, as reasonably advised by the disclosing Party’s counsel of a reputable law firm.

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ARTICLE 8 - REPRESENTATIONS, WARRANTIES and Covenants

8.1. Mutual Representations and Warranties.

(a) Each Party represents and warrants to the other Party as of the Effective Date that:

(i) it is a corporation, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its organization.

(ii) it has the full power, authority and right to enter into this Agreement and to perform its obligations hereunder in accordance with the terms and conditions hereof, and all requisite corporate action has been taken to authorize its execution, delivery and performance of this Agreement;

(iii) the execution, delivery and performance of this Agreement by such Party does not breach, violate, contravene or constitute a default under any contract, arrangement or commitment to which such Party is a party or by which it is bound, or violate any statute, law or regulation or any court or Governmental Body having jurisdiction over such Party;

(iv) except for the governmental and Marketing Approvals required to Commercialize Product in the Territory, all consents, approvals and authorizations from all Governmental Bodies or other Third Parties required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been obtained; and

(v) this Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles.

8.2. Additional Representations and Warranties of ATSA.

(a) ATSA represents and warrants to Company as of the Effective Date that:

(i) the Patent Rights set forth in Schedule 1.17 constitute all Patent Rights owned or Controlled by ATSA or any of its Affiliates as of the Effective Date that claim Compounds as a composition of matter or that claim a method of using the Compounds in the Field (with the exception of [***]);

(ii) the ATSA Technology includes all the currently alive Patent Rights (with the exception of [***]) and all the Know-How licensed to ATSA from ZymoGenetics, Inc. pursuant to the Zymo License and the Zymo Side Letter that relate to Compounds or Products;

(iii) it does not own any Patent Rights that are not ATSA Patents that claim Compounds as a composition of matter or that claim the method of using the Compounds in medical treatment that, in the absence of a license, would prevent Company to further Develop, manufacture or Commercialize Compounds or Products;

(iv) neither ATSA nor its Affiliates has received any Know-How or any Patent Rights from a Third Party that is necessary for Company to research, develop, manufacture, use, commercialize or otherwise exploit Compounds or Products (in the form such Products exist as of the Effective Date) that ATSA cannot sublicense and provide to Company pursuant to the terms of this Agreement;

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(v) to ATSA’s Knowledge, all Know-How Controlled by ATSA or any of its Affiliates that is necessary for Company to research, develop, manufacture, use, commercialize or otherwise exploit Compounds or Products (in the form such Products exist as of the Effective Date) is either included on Schedule 2.5 or subject to transfer to Company pursuant to the Technology Transfer Plan;

(vi) it is the sole owner (or, to the extent identified on Schedule 1.17 co-owner), or exclusive licensee, of the entire right, title and interest in and to the ATSA Patents listed on Schedule 1.17;

(vii) it is not restricted or prohibited by any contractual obligation from having the right to license to Company the ATSA Patents or, to its Knowledge, the ATSA Know-How, and it has not previously transferred, assigned, conveyed or otherwise encumbered its right, title and interest in and to the Compounds or Products to any Third Party;

(viii) to ATSA’s Knowledge, (A) no Third Party has any right, title or interest in or to, or any license under, any ATSA Technology that conflicts with the rights granted to Company pursuant to this Agreement with respect to Atacicept and (B) no Third Party has any right, title or interest in or to, or any license under, any ATSA Technology that conflicts with any other rights granted to Company pursuant to this Agreement, except that no representation or warranty is made by ATSA with respect to this subsection (B) in regard of [***];

(ix) no claims have been asserted, or to ATSA’s Knowledge threatened to be asserted by any Person, nor is ATSA aware of any valid grounds for any claim challenging the inventorship, validity (whereby Company is aware of [***]), enforceability, effectiveness, or ownership of ATSA Technology,

(x) (A) ATSA is not aware that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing or sale of Atacicept infringes any intellectual property right of any Person, and (B) ATSA is not aware that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of any other rights in any of ATSA Technology infringes any intellectual property right of any Person, except that no representation or warranty is made by ATSA with respect to this subsection (B) in regard of [***];

(xi) (A) to ATSA’s Knowledge, no Third Party is practicing the ATSA Technology to research, develop, manufacture or commercialize Atacicept or products containing Atacicept and (B) to ATSA’s Knowledge, no Third Party is practicing the ATSA Technology to research, develop, manufacture or commercialize compounds or products, except that no representation or warranty is made by ATSA with respect to this subsection (B) in regard of [***];

(xii) to ATSA’s Knowledge, all fees required to be paid in order to maintain any of the ATSA Patents listed in Schedule 1.17 have been timely paid;

(xiii) all Inventory and Drug Product supplied by ATSA to Company pursuant to Section 3.4 have been and will be manufactured in accordance with Applicable Law (including cGMP) and shall, at the time of delivery, conform to the specifications set forth on Schedule 8.2(a)(xiii) and shall be free and clear of all encumbrances;

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(xiv) ATSA has provided Company with a copy of the [***] and, to ATSA’s Knowledge, there is no act or omission by ATSA or its Affiliates that would provide a right to terminate the Zymo License or Zymo Side Letter; and

(xv) the [***] in a manner that would adversely affect Company’s rights hereunder; and

(xvi) to ATSA’s Knowledge, other than [***], Company’s sublicense to and exploitation of materials, Know-How and Patent Rights (sub)licensed or provided to Company by ATSA pursuant to this Agreement will not trigger a payment obligation owed under any agreement between ATSA or its Affiliates and any Third Party.

8.3. Additional Representations and Warranties of Company.

(a) The Company represents and warrants to ATSA as of the Effective Date that:

(i) All declarations made by Company to ATSA related to Company’s qualification, ability and competence to Develop and Commercialize the Product in the Territory are true and correct in all material respects;

(ii) Company has secured, or will timely secure, availability of funds sufficient to cover its Development and Commercialization expenses under this Agreement as they become due as anticipated as of the Effective Date;

(iii) (A) Company is its own ultimate parent entity; (B) Company’s assets, as reflected on its most recent regularly prepared balance sheet, are less than [***]; (C) Company’s sales, as reflected on its last regularly prepared annual statement of income and expense, were less than [***]; and (D) Company’s board of directors or its designee, has reasonably and good faith determined, that the fair market value of the assets to be acquired pursuant to this Agreement, in particular the ATSA Technology and the Compound is less than [***];

(iv) as of the Effective Date and at any time during the Term, Company (aa) performs and will perform its obligations hereunder with reasonable due care, and (bb) procures and will procure that its management establishes and maintains appropriate quality assurance, quality controls and review procedures to secure good standard performance of its obligations hereunder; and

(v) as of the Effective Date and at any time during the Term, Company has reasonably sufficient security systems and intellectual property protection guidelines within its organization to attempt to avoid any unauthorized disclosure of intellectual property rights, including Know-How, to any Third Party;

(vi) as of the Effective Date and at any time during the Term, Company will procure that all data related to human samples and other Personal Data provided to or otherwise made available to Company (including, without limitation, that which is obtained in course of the research, Development, manufacturing or Commercialization of a Compound or a Product), as applicable, was or will be obtained, stored and otherwise Processed in compliance with all Applicable Laws, in particular with Data Protection Law, and in accordance with all medical, administrative and ethical aspects related to the collection, storage and other Procession of human samples, related data and other Personal Data in research activities sufficient in scope for the Parties to exercise their rights and fulfill their obligations under this Agreement (including the transfer of all applicable Personal Data in accordance with all Applicable Laws); in particular, the signature of the informed consent from the donor will be obtained, the confidentiality and anonymization of the human samples will be procured and the personnel involved in such activities will be authorized and will have the capacity to perform such activities; and

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(vii) as of the Effective Date and at any time during the Term, Company complies and will comply with all Applicable Laws for the care, welfare and ethical treatment of animals in the country where the research and Development is being performed

Notwithstanding the forgoing in this Section 8.3, the representations and warranties of ATSA in this Section 8.3 shall not apply to any Further Linked TACI-Ig Fusion Molecule.

8.4. ATSA Covenants. ATSA hereby covenants to Company:

(a) that during the Term, ATSA will not grant to any Third Party the right to Research, Develop or Commercialize under the ATSA Technology or any other intellectual property rights owned or controlled by ATSA, the Compounds or the Products in the Field; and

(b) that during the Term, ATSA will not amend, modify or terminate the Zymo License or Zymo Side Letter in a manner that would adversely affect Company’s rights hereunder without first obtaining Company’s prior written consent; and

(c) that during the Term, ATSA will promptly provide Company with any notice of a material breach submitted or received under the Zymo License or Zymo Side Letter and ATSA will try to cure any breach by ATSA of the Zymo License or Zymo Side Letter.

8.5. Company Covenants. Company hereby covenants to ATSA:

(a) that Company will, and will require its Affiliates to comply with all Applicable Laws in its and their Research and Development of Compound and Products;

(b) that Company will only use ATSA Technology to Research, Develop, manufacture or Commercialize the Compound or Product in the Field;

(c) that Company will not, and will cause its Affiliates not to (i) sell, assign or otherwise transfer to any Person any ATSA Technology (or agree to do any of the foregoing) other than as permitted under this Agreement, in a manner that conflicts with the rights granted to Company hereunder, or (ii) incur or permit to exist, with respect to any ATSA Technology, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties or other restrictions, in each case, which conflicts with the rights granted to Company hereunder;

(d) that Company will not engage directly or indirectly, in any capacity in connection with this Agreement any Person who either has been debarred by the FDA, is the subject of a conviction described in section 306 of the FD&C Act or is subject to any similar sanction;

(e) that Company will inform ATSA promptly in writing if it or any Person engaged by Company or any of its Affiliates who is performing services under this Agreement or any ancillary agreements is debarred or is the subject of a conviction described in section 306 of the FD&C Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Company’s knowledge, is threatened, relating to the debarment or conviction of Company, any of its Affiliates or any such Person performing services hereunder or thereunder; and

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(f) to ensure that in the event of a Change of Control over Company, the acquirer will assume, or accede to, as the case may be, all the obligations of Company pursuant to this Agreement.

8.6 No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 8, EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES EXPRESS OR IMPLIED; INCLUDING WARRANTIES TO TITLE OR NON-INFRINGEMENT; TO FREEDOM TO OPERATE, OR IMPLIED WARRANTIES OF MERCHANTIBILITY OR FITNESS OF COMPOUND/PRODUCT FOR A PARTICULAR PURPOSE. COMPANY AND ATSA UNDERSTAND THAT COMPOUND OR PRODUCT ARE THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND THAT NEITHER PARTY CAN ASSURE THE SAFETY, USEFULNESS OR COMMERCIAL OR TECHNICAL VIABILITY OF ANY PRODUCT. IN NO EVENT SHALL EITHER PARTY BE LIABLE TOWARDS THE OTHER PARTY FOR ANY DAMAGES OR LOSSES BASED ON FACTS OR CIRCUMSTANCES OF WHICH SUCH OTHER PARTY WAS ACTUALLY AWARE OF ON THE EFFECTIVE DATE.

ARTICLE 9 - INDEMNIFICATION and Insurance

9.1. Indemnification by ATSA. ATSA shall defend, indemnify and hold harmless Company, its Affiliates and each of its and their respective directors, officers, employees and agents (the “Company Indemnitees”) from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees and expenses of litigation) (collectively, “Losses”) to the extent arising or resulting from any claims made or suits brought by Third Parties (collectively, “Claims”) arising out of (a) the negligence or willful misconduct of any ATSA Indemnitee; (b) a breach of any of ATSA’s representations, warranties or covenants under this Agreement; and (c) the Research, Development, manufacture or Commercialization of any Compound or Product by or on behalf of ATSA, its Affiliates or (sub)licensees prior to (i) the Effective Date, (ii) with respect to the manufacturing of Drug Product only during the Term or (iii) after termination of this Agreement; except, in each case, to the extent such Claims fall within the scope of Company’s indemnification obligations under Section 9.2.

9.2. Indemnification by Company. Company shall defend, indemnify and hold harmless ATSA, its Affiliates, and its and their respective directors, officers employees and agents (the “ATSA Indemnitees”) from and against any and all Losses to the extent arising or resulting from any Claims made brought by Third Parties arising out of (a) the negligence or willful misconduct of any Company Indemnitee in connection with the performance of Company’s obligations or exercise of Company’s rights under this Agreement; (b) a breach of any of Company representations, warranties or covenants under this Agreement; (c) the activities that are actually conducted by or on behalf of Company, its Affiliates or its Sublicensees, in particular the handling and storage by or on behalf of Company, its Affiliates or its Sublicensees of any chemical agents or other compounds for the purpose of conducting Research or Development by or on behalf of Company, its Affiliates or its Sublicensees, including any product liability, personal injury, property damage or other damage caused thereby; or (d) any infringement of Patent Rights of any Third Party by Company, its Affiliates or its Sublicensees with respect to any Research, Development or Commercialization on any Product anywhere in the world; except, in each case, to the extent such Claims fall within the scope of ATSA’s indemnification obligations under Section 9.1.

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9.3. Procedure. A Party seeking indemnification under this Article 9 (“Indemnified Party”) shall give prompt written notification to the other Party (“Indemnifying Party”) of the claim for which indemnification may be sought (it being understood and agreed, however, that the failure by a Party to give notice of such claim as provided in this Section 9.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Within [***] after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the other Party, assume control of the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by the Indemnified Party in defending itself within [***] after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on written advice from outside counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such claim sufficiently adverse to make unadvisable the representation by the same counsel of both Parties under Applicable Laws, ethical rules or equitable principles, the Indemnifying Party shall be responsible for the reasonable fees and expenses of a single counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnifying Party shall not agree to any settlement of such claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party, without the prior written consent of the Indemnified Party.

9.4. Insurance.

(a) Coverage. During the Term, each Party shall obtain and maintain at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts, that are reasonable and customary in the US pharmaceutical and biotechnology industry for companies engaged in comparable activities. To the extent required under the Zymo License, (i) Company shall obtain and keep in force, in form and with insurers reasonable acceptable to ATSA, insurance covering its indemnification obligations hereunder in amount not less than [***]; and (ii) from and after the first Regulatory Approval for a Product to be manufactured by or on behalf of the Company hereunder and/or otherwise to be marketed, distributed or sold by the Company or its Affiliates or Sublicensees, and until [***] after the end of the respective Royalty Term, Company shall obtain and keep in force, in form and with insurers reasonable acceptable to ATSA, insurance covering Company’s indemnification obligation in amounts not less than [***], provided that ATSA shall, by notice to the Company from time to time during such Royalty Term, but not more often than [***], solely to the extent required [***], have the right reasonably to increase the foregoing coverage levels generally maintained by entities manufacturing or marketing products for human use in the pharmaceutical industry. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self-insured, provide to the other Party upon request, a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 9.4.

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(b) Post-Termination Obligations. Company will maintain the insurance required under Section 9.4(a) beyond the expiration or termination of this Agreement for a reasonable period after the period during which Company or its Affiliates or Sublicensees were Developing or Commercializing the Compound or Product, which in no event will be less than [***].

(c) Affiliates, Sublicensees and Distributors. Company will require all of its Affiliates, Sublicensees and Distributors to comply with the provisions and obligations under this Section 9.4 as if such entity were Company.

9.5. Consequential Damages; Limitation of Liability. EXCEPT FOR (A) CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 9 OR DAMAGES AVAILABLE FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 7.

ARTICLE 10 - TERM AND TERMINATION

10.1. Term of Agreement. This Agreement shall become effective on the Effective Date and will, unless terminated earlier as provided in this Article 10 or Section 12.1, continue in full force and effect, (a) on a Product-by-Product and country-by-country basis, until the date on which the Royalty Term in such country with respect to such Product expires, or (b) in its entirety upon the expiration of all payment obligations under this Agreement with respect to all Products in all countries (the “Term”).

10.2. Termination by ATSA due to insufficient financing. In the event that within [***] following the Effective Date (a) the Company has not received the Initial Closing portion of the Company´s Initial Financing via the Equity Documentation (i.e. at least [***]) or (ii) ATSA hasn´t received the ATSA Equity Consideration, ATSA shall have the right to terminate this Agreement immediately by written notice to the other Party.

10.3. Termination by Company for Convenience. Upon expiry of a period of two (2) years from the Effective Date [***], Company may terminate this Agreement in its entirety, without cause, for any or no reason, by providing written notice of termination to ATSA, in which case, such termination will be effective (a) within [***] after ATSA’s receipt of such notice if no Product for the Indication has received Marketing Approval, or (b) [***] after ATSA’s receipt of such notice if any Product has received Marketing Approval.

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10.4. Termination for Breach and Other Causes.

(a) If a Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured (i) with respect to outstanding payments not paid within the respective payment dates within [***], and (ii) with respect to all other curable events within [***]. Subject to Section 10.4(c), if such breach is not cured within the respective cure period after receipt of such notice, the Party not in default shall be entitled to terminate this Agreement immediately by written notice to the other Party.

(b) In the event that Company breaches its diligence obligation with regard to the Development or Commercialization under Section 3.3 of this Agreement, ATSA may, in its sole discretion, exercise its termination right pursuant to Section 10.4 either (i) in whole or (ii) with view to one or more specific Products or (iii) with view to one or more specific countries in the Territory.

(c) Notwithstanding the foregoing, if the breaching Party in Section 10.4 disputes in good faith the existence or materiality of, or failure to cure, any breach, and provides written notice to the non-breaching Party of such dispute within the relevant cure period, the non-breaching Party will not have the right to terminate this Agreement in accordance with Section 10.4, unless and until the relevant dispute has been resolved in accordance with Section 12.16. During the pendency of such dispute, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder. If as a result of such dispute resolution process, it is determined that the breaching Party committed a material breach of this Agreement and the breaching Party does not cure such material breach (i) with respect to outstanding payments not paid within the respective payment dates within [***], and (ii) with respect to all other curable events within [***], then such termination will be effective as of the expiration of the respective cure period. If, as a result of such dispute resolution proceeding, it is determined that the alleged breaching Party did not commit a material breach of this Agreement, then no termination will be effective, and this Agreement will continue in full force and effect.

10.5. Termination for Insolvency. If either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] after the filing thereof, the other Party may terminate this Agreement in its entirety by providing written notice of its intent to terminate this Agreement to the insolvent Party, in which case this Agreement will terminate on the date on which the insolvent Party receives such written notice.

10.6. No Challenge. In the event that Company or any of its Affiliates or Sublicensees, anywhere in the world, institutes, prosecutes or otherwise participates in (or in any way knowingly aids any Third Party in instituting, prosecuting (in a court proceeding) or participating in), at law or in equity and before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy, or for an enjoinment, injunction or any other equitable remedy, alleging that any claim in an ATSA Patent is invalid, unenforceable or otherwise not patentable, except in the case where asserted as a defense or counterclaim to an action brought by ATSA against Company or any of its Affiliates or Sublicensees, ATSA shall have the right to terminate on [***] notice (provided, that Company has not withdrawn such claim, demand, action or cause of action within such [***]) (i) this Agreement or, in its sole discretion, (ii) the license granted to Company or Sublicensee under such challenged ATSA Patent, on a patent-by-patent basis, upon written notice to Company and, as the case may be, Sublicensee; provided, that, ATSA shall not have the right to terminate this Agreement if such challenge was brought by or on behalf of a Sublicensee and Company exercises its right to terminate the applicable sublicense agreement.

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10.7. Exclusivity Obligation, Competing Product Acquisition

(a) To the extent legally permissible and [***], neither Company nor any of its Affiliates, neither alone, through, on behalf of or with any Affiliate or Third Party, shall clinically develop, sell, offer for sale, import or export any Competing Product in the Territory, it being understood that Company’s activities pursuant to this Agreement, alone or with Affiliates or Sublicensees (including Third Party subcontractors or distributors), shall not be considered a breach of this non-compete obligation. In the event that Company or any of its Affiliates or Sublicensees enters into such activities, then it shall thereupon be considered to be in material breach of this Agreement and ATSA shall have the right to terminate this Agreement pursuant to Section 10.4.

(b) If Company (or one of its Affiliates or its successor in interest) acquires (Company, such Affiliate or successor in interest, as applicable, the “Acquiring Party”) a Competing Product from a Third Party or undergoes a Change of Control which results in the Acquiring Party being controlled by an entity with a Competing Product that (i) [***], or (ii) is then being [***] (both, an “Acquired Competing Product”), then Company shall deliver to ATSA as soon as possible (and in any event within [***] after Company acquires such Acquired Competing Product or undergoes such Change of Control) a written notification of the Acquiring Party’s election, in its sole discretion, either to (x) divest such Acquired Competing Product within [***] after the closing of such transaction, (y) cease and terminate the Acquired Competing Product program or (z) solely in the event of such Change of Control, continue such Acquired Competing Product program and implement and enforce effective walls and screens between personnel working in the business of Company related to the transactions contemplated by this Agreement, on the one hand, and the Acquired Competing Product program, on the other hand, to ensure that no information relating to any Compounds or Products or the transactions contemplated by this Agreement is accessible by such Acquiring Party (or any of its Affiliates) in connection with the Acquired Competing Product program.

10.8. Effects of Termination or Expiration.

(a) Accrued Rights and Obligations. Termination or expiration of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination or expiration nor deprive either Party from any rights that this Agreement has conferred on such Party. Such obligations and rights shall survive termination or expiration of this Agreement. Termination of this Agreement by either Party shall be in addition to and not in lieu of any other remedies available to such Party, at law and in equity.

(b) Surviving Terms. Notwithstanding anything in this Agreement to the contrary, the following provisions shall expressly survive any expiration or termination of this Agreement in accordance with their terms: Articles 1 (Definitions), 7 (Confidentiality Obligations), 9 (Indemnification and Insurance), 12 (Miscellaneous) and Sections 5.1 (Milestone Payments (to the extent sales milestone payment obligations are not fully fulfilled upon expiration of the Royalty Term)) and Section 10.9 (Effects of Termination or Expiration).

(c) Consequences of Expiration. Solely if this Agreement expires pursuant to Section 10.1, as of the effective date of the expiration of the Royalty Term with respect to a given Product and country, the license from ATSA to Company under Section 2.1 shall convert to a fully paid, royalty free, irrevocable, perpetual, exclusive, and sublicensable license under the ATSA Technology to Research, Develop, manufacture, have manufactured, use, import, export, keep and Commercialize such Product in the Indications in the Field in such country.

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(d) General Consequences of Termination. Upon termination of this Agreement, all licenses granted by ATSA to Company under Section 2.1 shall terminate and all licenses granted by Company to ATSA under Section 2.3 shall terminate. The recipient shall, promptly after expiry or termination of this Agreement, or upon request by the disclosing Party, promptly return, or at the recipient’s option destroy and delete (in such a way that it cannot be retrieved and with written proof of such destruction or deletion), all documents, written or in electronic form, and other tangible objects containing or representing Confidential Information that have been disclosed by the disclosing Party to the recipient, and all copies, reproductions or extracts thereof that are in the possession of the recipient (including its Affiliates); provided, however, that the recipient may retain a single copy of such Confidential Information in its confidential files for purposes of determining compliance with this Agreement or if such copy is necessary to comply with legal requirements, but no further use shall be permitted. For clarity, ATSA shall not be required to destroy or return to Company pursuant to this Section 10.8(d) any Confidential Information of Company to which ATSA has licenses or other rights pursuant to this Section 10.8(e).

(e) Additional Consequences of Termination by ATSA pursuant to Sections 10.4, 10.5, or 10.6. Upon any termination of this Agreement by ATSA pursuant to Section 10.4, 10.5, or 10.6 in whole,

(i) Upon ATSA’s request, Company shall provide ATSA with a reasonably detailed description of all Company Terminated Product Technology and trademarks specific to each Terminated Product (the “Terminated Product Trademarks”). Upon ATSA’s request Company shall (i) grant and hereby does grant to ATSA, who accepts the same, an exclusive, worldwide, royalty-free license, with the right to grant sublicenses through multiple tiers, under the Company Terminated Product Technology to Develop, manufacture and Commercialize the Terminated Products in the terminated Indications in the applicable terminated Territory, and (ii) transfer all rights to the respective Terminated Product Trademarks to ATSA;

(ii) Company shall, upon written request by ATSA and subject to ATSA assuming legal responsibility for any Clinical Trials of the Products then ongoing, transfer to ATSA, at Company’s cost and expense, all regulatory documentation, regulatory dossiers and Marketing Approvals prepared or obtained by or on behalf of Company relating to Terminated Products prior to the date of such termination, to the extent transferable;

(iii) Company shall, at ATSA’s option, transfer to ATSA free of charge any and all chemical, biological or physical materials relating to or comprising Compound or Products, including clinical supplies of Products and commercial inventory of Product, that are Controlled by Company and ATSA shall reimburse Company for its cost of goods for such delivered inventory;

(iv) Company shall reasonably cooperate with ATSA and its designees to facilitate an orderly and prompt transition of the Development and Commercialization activities with respect to the Products and shall provide ATSA free of charge, with [***] working hours of assistance to affect such transitional services. ATSA will compensate Company for any reasonable additional assistance requested by ATSA at a rate of [***] per hour.

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(f) Additional Consequences of Termination by Company pursuant to Section 10.3 or Section 10.4. Upon any termination of this Agreement by Company pursuant to Sections 10.3 or 10.4 in whole,

(i) Upon ATSA’s request, Company shall provide ATSA with a reasonably detailed description of all Company Terminated Product Technology and Terminated Product Trademarks. Upon ATSA’s request, subject to Company’s rights pursuant to Section 10.8(g), Company shall (i) grant and hereby does grant to ATSA an exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses through multiple tiers, under the Company Terminated Product Technology to Develop, manufacture and Commercialize the Terminated Products in the terminated Indications in the applicable terminated Territory, and (ii) transfer all rights to the respective Terminated Product Trademarks to ATSA;

(ii) Promptly upon termination of this Agreement, the Parties shall negotiate in good faith reasonable payments that ATSA will make to Company to exercise the license granted pursuant to this Section 10.8(e)(i), based on [***]. If the Parties cannot agree on such financial terms within a period of [***], then such dispute shall be resolved in accordance with Section 12.16.

(iii) Company shall, upon written request by ATSA and subject to ATSA assuming legal responsibility for any Clinical Trials of the Products then ongoing, transfer to ATSA, in case of a termination pursuant to Section 10.4 at ATSA’s cost and expense and in case of a termination pursuant to Section 10.3 at Company’s cost and expense, all regulatory documentation, regulatory dossiers and Marketing Approvals prepared or obtained by or on behalf of Company relating to Terminated Products prior to the date of such termination, to the extent transferable;

(iv) Company shall, at ATSA’s option and at ATSA’s cost, transfer to ATSA any and all chemical, biological or physical materials relating to or comprising Compound or Products, including clinical supplies of Products (and excluding commercial inventory of Product), that are Controlled by Company and ATSA shall reimburse Company for its cost of goods plus [***] for such delivered inventory;

(v) Company shall reasonably cooperate with ATSA and its designees to facilitate an orderly and prompt transition of the Development and Commercialization activities with respect to the Products and shall provide transitional services reasonably requested by ATSA for this purpose. Company shall provide ATSA, free of charge, with [***] working hours of assistance to affect such transitional services. ATSA will compensate Company for any additional assistance at a rate of [***] per hour.

(g) Sell-Off Right. Upon any termination of this Agreement, Company, its Affiliates or its Sublicensees shall cease all Commercialization of Products in the Territory in a prompt manner and in accordance with Applicable Laws, provided, however, that Company, its Affiliates or its Sublicensee shall be entitled, during the [***] period following such termination, to sell any commercial inventory of Products which remains on hand as of the date of the termination, so long as Company pays to ATSA the royalties and, if applicable, Milestone Payments relating to Sales-Based Milestone Events applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement. Any commercial inventory remaining following such [***] period shall be offered for sale to ATSA, at a price to be mutually agreed upon between the Parties in good faith; and

Execution Version

(h) Consequences of Termination in Part. Upon any termination of this Agreement by Company pursuant to Section 10.3 or by ATSA pursuant to Section 10.4 not in whole, but in part with view to one or more Products or Indications or one or more countries of the Territory, Section 10.8(d) and Section 10.8(e) shall apply accordingly, but solely with view to the Terminated Product or Indication or, as the case may be, the terminated Territory.

(i) Sublicensees. Upon any termination of this Agreement, each sublicense agreement with a Sublicensee (other than an Affiliate of Company, who requires in any event prior written approval by ATSA for such an assignment) shall be assigned to ATSA and remain in effect as a direct license from ATSA to such Sublicensee for the scope of the license granted to such Sublicensee, on the same terms as this Agreement (provided, that such terms shall be reduced or limited, as applicable, to account for any reasonable difference in license scope, territory and duration of the sublicense grant but any such reduction or limitation shall not reduce the financial payments owed to ATSA as a result of such Sublicensee’s activities), provided, however, that such Sublicensee is not then in breach of any of its material obligations under its sublicense agreement at the time of termination of this Agreement.

ARTICLE 11 - DATA PRIVACY

11.1. Compliance with Data Protection Laws.

(a) General Compliance.

(i) The Parties agree to Process any Personal Data in accordance with their respective obligations under Applicable Laws, including all Data Protection Laws. Each Party will Process Personal Data exclusively for the purposes of this Agreement including to comply with Applicable Laws.

(ii) The Parties shall use Commercially Reasonable Efforts to cooperate with the other Party to enable such Party to fulfill its obligations, as applicable, under Applicable Laws.

(iii) The Parties will only store Personal Data for as long as it is necessary in connection with this Agreement or otherwise required by Applicable Laws.

(iv) In the event a Party receives any correspondence from: (i) a Governmental Body in relation to Personal Data Processed under this Agreement; or (ii) a request or notice from a data subject exercising rights under applicable Data Protection Law in relation to Personal Data Processed under this Agreement, such Party shall notify the other Party promptly and provide information sufficient for the other Party to satisfy any obligations it may have to comply with applicable Data Protection Law.

(b) Exchange of Personal Data between the Parties.

(i) The Parties acknowledge and agree that where they Process Personal Data for the purposes of this Agreement, to the extent the EU GDPR governs such Personal Data, each Party will act as an independent controller in respect of such Personal Data and will be solely responsible for its own Processing activities of that Personal Data.

(ii) If and to the extent Personal Data is Processed by or on behalf of ATSA by the Company, or by or on behalf of the Company by ATSA, so that the Company or ATSA, as the case may be, is acting as a “processor” according to the EU GDPR, the Parties’ shall enter into a Personal Data processing agreement in an effort to comply with the requirements under the EU GDPR and that shall apply in addition to the other provisions of this Agreement.

Execution Version

(iii) If and to the extent that the Parties jointly determine the purposes and means of Processing of Personal Data by acting as “Joint Controllers” according to the EU GDPR, the Parties shall enter into a Joint Controllership agreement that determines their respective responsibilities for compliance with the EU GDPR and that shall apply in addition to the other provisions of this Agreement.

(iv) ATSA shall, at all times during the Term, not act in manner that prevents or restricts it from disclosing or transferring Personal Data to the Company as the Agreement requires. If ATSA becomes aware of any circumstances which it reasonably believes may prevent or restrict it from transferring such Personal Data to the Company, it shall promptly notify the Company of the same and take Commercially Reasonable Efforts to ensure that it does not impact ATSA’s obligations under the Agreement.

(c) Cross-Border Transfer.

Any transfer of Personal Data governed by the EU GDPR out of the European Economic Area, United Kingdom or Switzerland to a third country outside the European Economic Area, United Kingdom or Switzerland in connection with this Agreement shall only be made in accordance with Articles 44 to 50 of the EU GDPR and other Applicable Laws. The Parties agree to implement appropriate safeguards in accordance with Article 46 of the EU GDPR where necessary or reasonably useful for the transfer of Personal Data for the purposes of the activities under this Agreement; this includes the obligation to enter into standard data protection clauses adopted by the European Commission in accordance with the examination procedure referred to in Article 93 (2) of the EU GDPR where necessary or reasonably useful.

(d) Breach Notification.

Where a Party is Processing Personal Data under this Agreement for the exclusive benefit of and at the direction of the other Party, such Party shall promptly notify the other Party in writing after becoming aware of any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data subject to this Agreement in its possession, custody or control (the “Data Breach”). The Party that did not experience the Data Breach may then request from the other Party further reasonable information about the Data Breach, including a reasonably detailed description of the Data Breach and the categories of Personal Data affected by the Data Breach, and the Parties will use Commercially Reasonable Efforts to identify a root cause of, and to remediate such Data Breach. In furtherance of the foregoing, where (a) ATSA becomes aware of a Data Breach, ATSA will send an email to [***] notifying the Company without undue delay, and (b) where the Company becomes aware of a Data Breach, the Company will send an email to [***] notifying ATSA without undue delay.

11.2. Data Privacy Audits.

Each Party shall have the right during the Term, and for a period of [***] following termination of this Agreement, to conduct an investigation and audit of the other Party’s activities, books and records, to the extent they relate to that other Party’s Processing of Personal Data under this Agreement, to verify compliance with the terms of this Agreement; provided, however, that such books and records may not be audited more than once per calendar year and that such investigation or audit shall be conducted during normal business hours, upon reasonable prior notice and performed at the sole and exclusive expense of the auditing Party. The other Party shall use Commercially Reasonable Efforts to cooperate with such investigation or audit, the scope, method, nature and duration of which shall be at the reasonable discretion of the auditing Party.

Execution Version

ARTICLE 12 - MISCELLANEOUS

12.1. Compliance. ATSA intends to conduct its business in accordance with environmental, labour and social standards and to abide by the standards set forth in the Merck Code of Conduct and the Merck Human Rights Charter (available at http://www.merckgroup.com). Company shall comply, and shall ensure that its Affiliates and Sublicensees comply, with reasonably comparable environmental, labour and social standards. Company further acknowledges and ensures that Company and its Affiliates and Sublicensees are familiar with the provisions of the United States Foreign Corrupt Practices Act, the UK Bribery Act and applicable local bribery and corruption laws, and shall not take or permit any action that will either constitute a violation under, or cause ATSA to be in violation of, the provisions of the United States Foreign Corrupt Practices Act, the UK Bribery Act or applicable local bribery and corruption law, environmental, labour and social standards and the Merck Code of Conduct and the Merck Human Rights Charter (collectively, “Improper Conduct”). In addition to any other rights ATSA may have under this Agreement, if Company notifies ATSA of, or if ATSA otherwise has a reasonable suspicion of, the occurrence of Improper Conduct, ATSA may inspect or have inspected by an independent auditor the premises, books and records of Company relevant to Improper Conduct for the purpose of ensuring compliance by Company of its obligations under this Section 12.1. Company shall promptly notify ATSA in writing of any Improper Conduct that it is or becomes aware of. In the event that Company or its Affiliates and Sublicensees are in breach of the foregoing, ATSA may terminate this Agreement immediately by written notice to Company.

12.2. Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party unless required by Applicable Law.

12.3. Assignment, Change of Control in Company. This Agreement shall not be assignable by any Party to any Third Party without the prior written consent of the non-assigning Party. Notwithstanding the foregoing, either Party may assign this Agreement or its rights and obligations under this Agreement, without the written consent of the other Party, to an Affiliate or in connection with a Change of Control, provided that the assignee agrees in writing to be bound by the terms of this Agreement. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 12.3 will be void. In case of a Change of Control in the Company, the acquirer shall agree in writing that it assumes, or accedes to, as the case may be, the terms of this Agreement.

12.4. Performance and Exercise by Affiliates and Sublicensees. Each Party shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by any of its Affiliates or Sublicensees and the performance of such obligations by any such Affiliate or Sublicensees shall be deemed to be performance by such Party; provided, however, that such Party shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate or Sublicensees performing obligations of such Party hereunder shall be deemed to be a failure by such Party to perform such obligations. For clarity, the foregoing means that each Party may designate an Affiliate or Sublicensees to perform its obligations hereunder or to be the recipient of the other Party’s performance obligations hereunder.

Execution Version

12.5. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.6. Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with IFRS.

12.7. Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labour disputes, fire, flood, epidemic, pandemic, failure or delay of transportation, default by suppliers or unavailability of raw materials, governmental acts or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

12.8. Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, no presumption will exist or be implied against the Party that drafted such terms and provisions.

12.9. No Implied License; No Trademark Rights. No right or license is granted to Company hereunder by implication, estoppel, or otherwise to any Know-How, Patent Right or other intellectual property right owned or Controlled by ATSA or its Affiliates. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

12.10. Entire Agreement; Amendments. This Agreement together with the Equity Documentation constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

12.11. Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile or email (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address, email address or facsimile number shown below or such other address, email address or facsimile number as such Party shall have last given by notice to the other Party.

If to ATSA, addressed to:

Merck KGaA Frankfurter Straße 250

64293 Darmstadt

Germany

Attention: Alliance Management

Facsimile: [***]

Email Address: [***]

Execution Version

With a copy, which shall not constitute notice, to:

Merck KGaA

Frankfurter Straße 250

64293 Darmstadt Germany

Attention: Legal Department / LE-H Facsimile: [***]

Email Address: [***]

If to Company, addressed to:

Vera Therapeutics, Inc.

170 Harbor Way, 3rd Floor

South San Francisco, CA 94080

USA

Attention: Chief Executive Officer

Email Address: [***]

With a copy, which shall not constitute notice, to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304, USA

Attn: [***]

Email: [***]

12.12. Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

12.13. Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

12.14. Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such clause or portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

Execution Version

12.15. Governing Law. This Agreement and all disputes arising out of or in connection with it, including its validity and/or termination, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law principles that would require the applicable of the laws of a different state, except that the issues of patentability, validity, enforceability and scope of any Patent Rights shall be determined according to the patent laws of the patent country of such Patent Rights. The Parties expressly agree that the application of the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded and shall not apply to this Agreement.

12.16. Dispute Resolution.

(a) General Dispute Resolution Procedure.

(i) The Parties shall negotiate in good faith and use reasonable efforts to amicably settle any dispute, controversy or claim arising from or related to this Agreement or the breach hereof, including its formation, its validity, its interpretation, the enforcement of contractual rights or obligations and/or termination (each, a “Legal Dispute”).

(ii) If a Legal Dispute cannot be resolved within twenty (20) Business Days, any Legal Dispute hereunder shall first be presented to the Party’s Alliance Managers for resolution. A Legal Dispute shall be referred to such Alliance Managers upon either Party providing the other Party with written notice of such referral, and such Alliance Managers shall thereafter attempt to resolve such Legal Dispute through good faith discussions.

(iii) If a Legal Dispute cannot be resolved by the Alliance Managers within twenty (20) Business Days, the Legal Dispute shall then be presented to the Party’s Senior Officers for resolution. A Legal Dispute shall be referred to such Senior Officers upon either Party providing the other Party with written notice of such referral, and such Senior Officers shall thereafter attempt to resolve such Legal Dispute through good faith discussions.

(iv) If a Legal Dispute is not resolved by the Parties’ Senior Officers within fifteen (15) Business Days of such other Party’s receipt of such written notice, the Parties shall invoke the binding arbitration provisions of Section 12.16(b) by giving notice of arbitration.

(b) Arbitration.

(i) Any Legal Dispute not resolved under Section 12.16(a) shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) in their respective applicable form, which are deemed to be incorporated by reference into this Section.

(ii) The tribunal shall consist of three (3) arbitrators, unless the Parties otherwise mutually agree to have a single arbitrator.

(iii) The seat of the arbitration shall be New York, USA.

(iv) The language of the arbitration shall be English.

(v) Judgment upon the award may be entered by any court having jurisdiction of the award or having jurisdiction over the relevant Party or its assets.

(c) Injunctive Relief. Nothing contained in this Section 12.16 shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties.

Execution Version

(d) Intellectual Property Disputes. Notwithstanding this Section 12.16, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Right covering the use, importation, offer for sale or sale of any Compound in the Field or Product in the Field or of any trademark rights relating to any Product shall be submitted to a court of competent jurisdiction in the country in which such Patent Right or trademark rights were granted or arose.

12.17. Rights in Insolvency. The Parties agree that this Agreement constitutes an executory contract under Section 365 of Title 11 of the United States Code (“Code”) for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country in the Territory. The Parties further agree that Company, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code, including under Section 365(n) of the Code, and any similar laws in any other country in the Territory.

12.18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages with signatures (in form of handwritten, non-certified electronic or certified electronic signatures), will be deemed an original.

Execution Version

12.19. Headings; Construction; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with the definitions for such terms provided herein or, if no such definitions are provided, with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Applicable Laws to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement. All Schedules and Exhibits to this Agreement shall form an integral part of this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Laws refers to such Applicable Laws as from time to time enacted, repealed or amended, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or), unless otherwise indicated by the term “either/or”, and (f) the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. Any reference in this Agreement to “royalty” or “royalties” (whether used in capitalized letters or not) shall include royalties and other recurring or deferred payments payable by a Party to the other Party for compensation or consideration of rights granted hereunder.

[Signature Page follows]

Execution Version

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered in duplicate by their duly authorized representatives with legal and binding effect as of the Effective Date.

VERA THERAPEUTICS, INC.		ARES TRADING S.A.

By:	/s/ [***]	By:	/s/ [***]
Name: [***]		Name: [***]
Title: [***]		Title: Authorized Representative

Address:		By:	/s/ [***]
170 Harbor Way, 3rd Floor		Name: [***]
South San Francisco, CA 94080		Title: Authorized Representative

Email: [***]

Address:

Ares Trading S.A.

c/o Merck KGaA

Frankfurter Straße 250

64293 Darmstadt

Germany

Attention: Alliance Management

Facsimile: [***]

Email Address: [***]

With a copy, which shall not constitute

notice, to:

Merck KGaA

Frankfurter Straße 250

64293 Darmstadt

Germany

Attention: Legal Department / LE-H

Facsimile: [***]

Email Address: [***]

SCHEDULE 1.17

ATSA Patents

{12 pages omitted}

[***]

SCHEDULE 1.34

Compound

[***]

SCHEDULE 1.48

Existing Clinical Study

Clinical Trial Protocol Number:        MS700461-0035

Title:	A Phase II, Randomized, Double blind, Placebo Controlled Study to Evaluate the Efficacy and Safety of Atacicept in IgA Nephropathy

SCHEDULE 1.68

Inventory

{6 pages omitted}

[***]

SCHEDULE 1.77

Milestone Event/ Milestone Payment

No.	Milestone Event	Milestone Payment (in USD)
1.	[***]	[	***]
2.	[***]	[	***]
3.	[***]	[	***]
4.	[***]	[	***]
5.	[***]	[	***]
6.	[***]	[	***]
7.	[***]	[	***]
8.	[***]	[	***]
9.	[***]	[	***]
10.	[***]	[	***]
11.	[***]	[	***]
12.	[***]	[	***]
13.	[***]	[	***]
14.	[***]	[	***]
Sales-Based Milestones (worldwide aggregate annual Net Sales of a Product in the Territory reached for the first time in one Calendar Year)
15.	[***]	[	***]
16.	[***]	[	***]
17.	[***]	[	***]
18.	[***]	[	***]
19.	[***]	[	[***]

SCHEDULE 2.4

Technology Transfer Plan

{4 pages omitted}

[***]

SCHEDULE 2.5

ATSA Data Package Transfer

{4 pages omitted}

[***]

SCHEDULE 3.1

Development Plan

[***]

SCHEDULE 8.2(a)(xiii)

Product Specification

{17 pages omitted}

[***]